Exhibit 10.16

MULTI TENANT WAREHOUSE LEASE

THIS MULTI TENANT WAREHOUSE LEASE (this “Lease”) is made and entered into as of the 2nd day of October, 2026 (which date shall be the last date this Lease is executed by Landlord or Tenant, as applicable, as indicated in the below signature blocks, the “Effective Date”), by and between THE BUNCHER COMPANY, a Pennsylvania corporation (“Landlord”), and AGILITY ROBOTICS, INC., a corporation formed in the country of Timor-Leste and registered to do business in the Commonwealth of Pennsylvania as a foreign corporation (“Tenant”).

ARTICLE 1

BASIC LEASE PROVISIONS

The following are definitions of some of the defined terms used in this Lease:

1.1	Building and Address:	55 38th Street, Pittsburgh, Pennsylvania 15201, consisting of an approximately 93,231 square foot building.

1.2	Premises; Property:	“Premises” shall mean 50,428 agreed upon square feet of space located in the Building as identified in the plan attached hereto as Exhibit A outlined in red and made a part hereof, and referred to as 55 38th Street, Pittsburgh, Pennsylvania 15201. Landlord represents that the rentable area of the Premises set forth above has been measured in accordance with ANSI/BOMA 265.2-2025, BOMA 2025 for Industrial Buildings: Standard Method of Measurement. “Property” shall mean collectively, the Building, the land on which the Building is located (the “Land”) and all other improvements located on the Land, as outlined in blue in Exhibit B. The Property is located within Lawrenceville Commerce Park (the “Park”).

1.3	Initial Term:	“Initial Term” shall mean Ninety-Six (96) months commencing on the later of October 1, 2026 or the Substantial Completion Date (as hereinafter defined), if applicable (the “Commencement Date”), and, unless sooner terminated as provided herein, ending on September 30, 2034 (the “Expiration Date”).

1.4	Options to Renew:	Two (2) Option(s) to Renew for a period of five (5) years each

1.5	Base Rent:

Period	Annual Base Rent for Period	Monthly Installments of Base Rent for Period
October 1, 2026 - March 31, 2027	$0.00	$0.00
April 1, 2027 - March 31, 2028	$537,058.20	$44,754.85
April 1, 2028 - March 31, 2029	$553,169.95	$46,097.50
April 1, 2029 - March 31, 2030	$569,765.04	$47,480.42
April 1, 2030 - March 31, 2031	$586,858.00	$48,904.83
April 1, 2031 - March 31, 2032	$604,463.74	$50,371.98
April 1, 2032 - March 31, 2033	$622,597.65	$51,883.14
April 1, 2033 - March 31, 2034	$641,275.58	$53,439.63
April 1, 2034 - September 30, 2034	$330,256.92	$55,042.82

Additionally, during the first six (6) months of the Lease, Tenant shall not be responsible for the payment of Operating Expenses, CAM or Taxes Amount and shall only be responsible for the payment of utilities and janitorial services of the Premises.

1.6	Security Deposit:	None.

1.7	Guarantor(s):	None.

1.8	Letter of Credit:	One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) (“Letter of Credit Amount”). The Letter of Credit shall be provided by Tenant to Landlord contemporaneously with Tenant’s execution hereof and in accordance with the terms of Article 4.6.

1.9	Tenant Improvement Allowance:	Landlord shall provide Tenant with a one-time allowance in an amount not to exceed One Million Eight Thousand Five Hundred Sixty and No/100 Dollars ($1,008,560.00) (“Tenant Improvement Allowance”) for Tenant’s Work, which shall be paid to Tenant strictly in accordance with the provisions of this Section 31.01.

1.10	Permitted Use:	Warehouse, distribution, service center, general office purposes, manufacturing, assembly, research and development, product development and testing, storage, and logistics, and for uses incidental thereto.

1.11	Tenant’s Notice Address:	55 38th Street, Pittsburgh, Pennsylvania 15201

Tenant Contact Information:

CATEGORY/ DEPARTMENT	CONTACT NAME AND TITLE	PHONE	EMAIL
Monthly Rental	Briana Edwards AP Specialist	[***]	Invoices go to: [***] Briana’s personal email: [***]
Real Estate Taxes, Insurance, and CAM Charges	Briana Edwards AP Specialist	[***]	Invoices go to: [***] Briana’s personal email: [***]
Janitorial, Utilities, Fire/Security, Maintenance and Repair, etc.	Jeff Zayas	[***]	[***]
Accounts Payable Department Head	Matt Paolone Accounting Supervisor	[***]	[***]

1.12	Landlord’s Notice Address:	The Buncher Company
One Waterfront Place
1251 Waterfront Place, Suite 201
Pittsburgh, PA 15222 Attention: Leasing

Landlord Contact Information:

CATEGORY/ DEPARTMENT	PHONE	EMAIL
Leasing Group	[***]	[***]
Property Management	[***]	[***]
Lease Administration	[***]	[***]
Construction	[***]	[***]
Accounts Receivable	[***]	[***]

1.13	Broker:	CBRE, representing Tenant

1.14	Tenant’s Proportionate Share:	Fifty-Four and 09/100 percent (54.09%) (the percentage calculated by dividing the area of the Premises by the area of the Building).

In the event of a conflict between the terms set forth in this Article I and any other provisions of this Lease (including any exhibits, schedules or other attachments to this Lease), the terms set forth elsewhere in this Lease shall control.

ARTICLE 2

GRANT OF LEASE; POSSESSION

2.1	Grant; Premises; Early Access.

(a) Landlord, for and in consideration of the Rent (as defined in Article 4.2 below) herein reserved and of the covenants herein contained on the part of Tenant to be performed, hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises described in Article 1.2. Landlord and Tenant stipulate and agree for all purposes under this Lease to the rentable area of the Premises and the Building as described in Article 1, notwithstanding any different measurement thereof that may be made hereafter by or on behalf of either party. During the Term, Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week. Tenant, at its sole cost and expense, shall be responsible for all security at the Premises. Subject to the terms of this Lease, Tenant, on a non-exclusive basis and in common with all others, shall have the right to use the Common Areas.

(b) Tenant may have early access to the Premises, for purposes of preparing for and commencing Tenant’s Work, upon the later to occur of (i) Tenant returning a signed copy of this Lease to Landlord, (ii) Tenant providing the Letter of Credit to Landlord, and (iii) Tenant providing evidence of the insurance coverages required by this Lease. Such early access shall be subject to all of the terms of this Lease except for Tenant’s obligation to pay Base Rent, Operating Expenses, CAM or Taxes Amount, and shall be subject to reasonable scheduling and other requirements of Landlord and Landlord’s contractor. Tenant’s early access shall not interfere with or delay Landlord’s Work, and Tenant shall not commence operations during any early access period. If Tenant’s early access interferes with or disrupts the progress of Landlord’s Work (as hereinafter defined), Landlord shall have the right to reasonably restrict the areas of Tenant’s early access so that Landlord can Substantially Complete Landlord’s Work in a timely manner; provided, however, for the avoidance of doubt, Tenant shall not be prohibited from commencing Tenant’s Work during such period.

2.2	Landlord’s Work.

(a) In accordance with the terms set forth on Exhibit B attached hereto and made a part hereof, Landlord shall construct the improvements to the Premises as are described on Exhibit B attached hereto and made a part hereof (the “Landlord’s Work”). Landlord shall deliver the Premises to Tenant within eight (8) weeks after the Effective Date with Landlord’s Work being Substantially Completed. As used herein, “Substantially Completed” shall mean the date upon which Landlord’s Work has been completed in accordance with the terms of this Lease, other than minor details or adjustments which Landlord shall cause to be made within a reasonable time thereafter. Landlord may, but is not required to, send a certificate to Tenant stating the date of Substantial Completion (the “Substantial Completion Certificate”). In addition, Tenant may request that Landlord provide a Substantial Completion Certificate, and in such event Landlord shall promptly provide such Substantial Completion Certificate. Notwithstanding the foregoing, Landlord’s failure to provide a Substantial Completion Certificate does not alter the actual date of Substantial Completion.

(b) If Landlord fails to Substantially Complete Landlord’s Work by the date that is eight (8) weeks after the Effective Date (excluding any delays caused by Tenant or Force Majeure), then (i) the Commencement Date shall automatically be extended on a day-for-day basis for each day of such delay, and (ii) Tenant shall accrue a rent credit equal to one (1) day of the daily Base Rent (and any additional rent, if applicable) for each day of such delay, which credit shall be applied to Rent first due under this Lease.

(c) Landlord agrees that, in performing Landlord’s Work, and in accessing the Premises or Property in connection therewith, Landlord will endeavor to not unreasonably interfere with Tenant’s Work, access, use, or occupancy of the Premises.

(d) Tenant’s access to the Premises or performance of Tenant’s Work prior to Substantial Completion of Landlord’s Work shall not be deemed acceptance of the Premises nor a waiver of Tenant’s rights under this Section.

2.3 Tenant’s Work. In accordance with the terms set forth on Exhibit C attached hereto and made a part hereof (the “Tenant’s Work”), Tenant, at Tenant’s sole cost and expense unless otherwise stated on Exhibit C, shall be permitted to construct the improvements to the Premises as are more fully described in such Exhibit C. Landlord hereby consents to Tenant’s Work, including the general scope, layout, and nature of the plans and scope of work attached to Exhibit C (“Tenant’s Plans”). Tenant may make minor or immaterial modifications to Tenant’s Plans without obtaining further Landlord approval, provided such modifications do not affect the structure, roof, or Building Systems. Prior to commencement of any Tenant’s Work, Tenant shall furnish to Landlord evidence of Contractor’s Insurance (as hereinafter defined).

ARTICLE 3
TERM

3.1 Term. The initial term of this Lease, i.e. Initial Term, shall commence on the Commencement Date described in Article 1.3, and shall expire on the Expiration Date described in Article 1.3, unless sooner terminated or renewed as provided herein. The Initial Term, as may be extended or renewed hereunder, shall be referred to as the “Term”. If Tenant takes possession of all or any part of the Premises prior to the Commencement Date with Landlord’s consent, which consent may be withheld in Landlord’s sole discretion, all of the covenants and conditions of this Lease shall be binding upon the parties hereto the same as if the Commencement Date had been fixed as of the date when Tenant took such possession, except that Tenant shall not be required to pay Rent with respect to the period of time prior to the Commencement Date, provided however, Tenant shall be liable for the reasonable cost of any utilities and services (e.g., electricity, HVAC, snow removal) that are provided to Tenant or the Premises during the period of Tenant’s possession prior to the Commencement Date.

3.2 Lease Year Defined. As used in this Lease, the term “Lease Year” shall mean (i) if the Commencement Date is the first day of a calendar month, the twelve (12) month period commencing on the Commencement Date or (ii) if the Commencement Date is not the first day of a calendar month, the period commencing on the Commencement Date and ending on the last day of the twelfth (12th) full calendar month of the Term, and, in either case, each succeeding twelve (12) month period thereafter which falls in whole or in part during the Term.

3.3 Options to Renew. Tenant shall have and is hereby granted two (2) option(s) to renew this Lease (each, an “Option to Renew”) with respect to all (but not less than all) of the Premises for five (5) years each (each, a “Renewal Term”) by notice in writing received by Landlord not less than nine (9) months and not more than fifteen (15) months prior to the expiration of the Term of the Lease, time being of the essence for the giving of such notice. All of the covenants, conditions and provisions of this Lease shall be applicable to each Renewal Term, except that (i) the Base Rent for the first year of each Renewal Term shall be adjusted to be the then current Market Rental Rate (defined below) for the Premises as of the date the Renewal Term is to commence, but in no event greater than three percent (3%) of the Base Rent in such immediately prior year, (ii) after the second Renewal Term, there shall be no further option to extend the Term, and (iii) Landlord shall have no obligation to improve the Premises. Landlord shall advise Tenant of the new monthly rental rate for a Renewal Term within fifteen (15) days after a request therefor from Tenant and Tenant, by exercise of its option, shall be deemed to have accepted the rent for the Renewal Term proposed by Landlord; provided however that Tenant’s failure to timely make such request shall not extend the date upon which Tenant must give notice of its exercise of the Option to Renew. In no event shall the Annual and Monthly Base Rent be subject to determination or modification by any person, entity, court or authority other than as expressly set forth herein. Base Rent for each Renewal Term, to the extent exercised, will be payable in equal monthly installments in accordance with the payment terms set forth in Article 4.2.

(a) Conditions. Tenant’s exercise of the Option to Renew is subject to the following conditions, or Landlord’s waiver of any of the following conditions: that (i) this Lease is in full force and effect, (ii) Tenant is not in Default (as hereinafter defined) hereunder at the time of notification or at any time after notification and through commencement of the Renewal Term, (iii) the Premises has not been sublet (other than a Permitted Transfer), and (iv) Tenant has not assigned this Lease (other than a Permitted Transfer).

(b) Market Rental Rate. For purposes of this Lease, “Market Rental Rate” shall mean the rental, as of the date for which such Market Rental Rate is being calculated, per annum per rentable square foot, for lease renewals for comparable space of comparable size in other comparable buildings in the applicable industrial market, taking into account prevailing market conditions.

(c) Amendment. If Tenant delivers written notice exercising the Option to Renew, such notice shall be irrevocable. In the event that Tenant exercises an Option to Renew, upon Landlord’s request, Tenant shall enter into an amendment to this Lease incorporating the Renewal Term and the Annual and Monthly Base Rent applicable thereto within thirty (30) days following the exercise of the Option to Renew, but in no event shall a delay in the full execution of such amendment nullify Tenant’s exercise of the Option to Renew.

ARTICLE 4

BASE RENT AND SECURITY DEPOSIT

4.1 Base Rent. Tenant shall pay the Base Rent as described in Article 1.5 to Landlord for the Premises in advance on the first day of the Term and on the first day of each and every calendar month in the Term thereafter (and, if applicable, for any portion of a calendar month following the Commencement Date or at the end of the lease term, at that rate prorated on a daily basis payable for such portion).

4.2 Manner of Payment. Base Rent, Operating Expense, CAM and Taxes Amounts (as hereinafter defined), and all other amounts becoming due from Tenant to Landlord hereunder (collectively, “Rent”) shall be paid in lawful money of the United States of America to Landlord as set forth in Article 1.12 or as otherwise designated from time to time by written notice from Landlord to Tenant. Upon Landlord’s request, Tenant shall pay Rent to Landlord via Pay Fabric, or as otherwise set forth in notice given to Tenant by Landlord. The payment of Rent hereunder is independent of each and every other covenant and agreement contained in this Lease, and Rent shall be paid without any setoff, abatement, counterclaim or deduction whatsoever except as may be expressly provided herein.

4.3 Late Charges, Fees and Interest. If any monthly installment of Base Rent, or any Operating Expense, CAM and Taxes Amount or other item of Rent is not paid within ten (10) days after such amount is due and payable, a one-time late charge equal to the lesser of (i) five percent (5%) of such unpaid amount or (ii) One Thousand Five Hundred and 00/100 Dollars ($1,500.00) shall be due and payable by Tenant. In addition, all amounts (including, without limitation, Base Rent and Operating Expense, CAM and Taxes Amount) owed by Tenant to Landlord pursuant to any provision of this Lease which remain unpaid after the expiration of all applicable notice and cure periods shall bear interest from the date due until paid at a per annum rate equal to two (2) percentage points in excess of the prime rate of interest then published in The Wall Street Journal (the “Default Rate”), unless a lesser rate shall then be the maximum rate permissible by law with respect thereto, in which event said lesser rate shall be charged. If any monthly installment of Base Rent, or any Operating Expense, CAM and Taxes Amount or other item of Rent is paid by credit card (to the extent permitted by Landlord), Tenant shall pay an administrative charge equal to three percent (3%) of the amount of such payment, per payment.

4.4 Intentionally Omitted.

4.5 Intentionally Omitted.

4.6 Letter of Credit. Concurrent with Tenant’s execution and delivery of this Lease, Tenant shall deliver to Landlord an irrevocable and unconditional standby letter of credit (the “Original Letter of Credit”) which shall be: (i) in the form attached hereto as Exhibit G and (ii) in an amount equal to the Letter of Credit Amount. Any replacement Letter of Credit shall be in the form substantially similar to the Original Letter of Credit and issued by a bank of at least similar financial reputation (“Additional Letter of Credit”). The Original Letter of Credit, any Additional Letter(s) of Credit, and any Substitute Letter(s) of Credit are referred to herein collectively as the “Letter of Credit.” The Letter of Credit shall be held by Landlord as security for the performance by Tenant of its obligations under this Lease. The Letter of Credit is not an advance payment of Rent or a limitation upon the liability of Tenant hereunder.

(a) Renewal of Letter of Credit. Each Letter of Credit shall be automatically renewable for consecutive periods of one (1) year in accordance with the second to last paragraph of the Letter of Credit Form attached hereto as Exhibit G; provided however, if the issuer of such Letter of Credit gives notice of its election not to renew such Letter of Credit, then Tenant shall deliver to Landlord a new letter of credit (a “Substitute Letter of Credit”) satisfying the requirements of the Original Letter of Credit under Article 4.6 above on or before the date thirty (30) days prior to the expiration of the term of the Letter of Credit then in effect. If Tenant fails timely to deliver to Landlord a Substitute Letter of Credit in accordance with the foregoing provisions, then Landlord shall have the right, at any time thereafter, without giving any further notice to Tenant, to draw down the Letter of Credit and to hold the proceeds thereof in a segregated account in the name of Landlord, which proceeds may be withdrawn and applied by Landlord under the same circumstances and for the same purposes as if such proceeds were a Letter of Credit. Upon any such application of such proceeds by Landlord, Tenant shall, within thirty (30) days of written demand therefor, deliver to Landlord an Additional Letter of Credit in the amount of proceeds so applied. Draws to Cure Defaults. If Tenant breaches or defaults in any of its obligations under this Lease beyond the expiration of any applicable grace period, then without prejudice to or limiting any other rights or remedies of Landlord, Landlord shall have the right, at any time thereafter, to draw down from the Letter of Credit the amount necessary to cure such default. In the event of any such draw by the Landlord, within thirty (30) days of written demand therefor, Tenant shall deliver to Landlord the Additional Letter of Credit satisfying the requirements for the Original Letter of Credit set forth in Article 4.6 above, except that the amount of such Additional Letter of Credit shall be the amount of such draw. Draws to Pay Damage. In addition, if (i) this Lease shall have been terminated as a result of Tenant’s Default under this Lease beyond the expiration of the applicable cure period, and/or (ii) this Lease shall have been rejected in a bankruptcy or other similar proceeding, then Landlord shall have the right at any time thereafter to draw down from the Letter of Credit an amount sufficient to pay any and all damages payable by Tenant on account of such termination or rejection, as the case may be, pursuant to Article 19 hereof. Return of Letter of Credit at End of Term. Within thirty (30) days after the expiration of the Term, to the extent Landlord has not previously drawn upon any Letter of Credit held by Landlord, Landlord shall return the same to Tenant provided that Tenant is not then in default of any of its obligations under this Lease.

(b) Reduction in Amount. Notwithstanding the foregoing or anything contained herein to the contrary, provided that, as of each applicable Reduction Date (as defined below), (i) this Lease is in full force and effect, (ii) Tenant is not in default under this Lease beyond any applicable notice and cure period, and (iii) no event or circumstance exists that, with the passage of time or the giving of notice (or both), would constitute a default under this Lease, then the required face amount of the Letter of Credit shall be reduced as follows:

Reduction Date	Required Amount
1st Anniversary of Commencement Date	$1,200,000.00
2nd Anniversary of Commencement Date	$900,000.00
3rd Anniversary of Commencement Date	$600,000.00
4th Anniversary of Commencement Date	$300,000.00
5th Anniversary of Commencement Date	$0.00

Each twenty percent (20%) reduction shall be effectuated by Tenant delivering to Landlord, within ten (10) days following the applicable Reduction Date, either (A) an amendment to the existing Letter of Credit reducing the face amount thereof to the applicable Required Amount, or (B) a replacement Letter of Credit in the applicable Required Amount, in each case satisfying the requirements of this Section 4.6. Landlord shall cooperate reasonably with Tenant in connection with any such amendment or replacement, including by returning the existing Letter of Credit upon receipt of a conforming replacement. For the avoidance of doubt, if Tenant is in default beyond applicable notice and cure periods as of any Reduction Date, no reduction shall occur on such date; provided, however, that, not more frequently than one time during the Lease, if such default is subsequently cured within ten (10) days after the applicable anniversary date as set forth in the above chart, the reduction scheduled to occur on such anniversary date shall occur.

Thereafter, Tenant shall not be entitled to any further reductions in the amount of the Letter of Credit if, on any Reduction Date, Tenant is in default of this Lease beyond any applicable notice and cure period.

ARTICLE 5
OPERATING EXPENSES

5.1 Obligation to Pay Operating Expenses. In addition to paying the Base Rent, Tenant shall also pay to Landlord as additional rent, an amount (the “Operating Expense, CAM and Taxes Amount”) equal to Tenant’s Proportionate Share of the Operating Expenses, common area maintenance (“CAM”) and Taxes for each calendar year falling within the Term.

5.2 Operating Expenses. As used in this Lease,

(a) “Adjustment Date” shall mean the first day of the Term and each January 1 thereafter falling within the Term.

(b) “Adjustment Year” shall mean each calendar year during which an Adjustment Date falls.

(c) “Operating Expenses” shall mean and include those costs and expenses paid or incurred by or on behalf of Landlord for owning, managing, operating, maintaining and repairing the roof and the structural components of the Building, the land on which the Building is located (the “Land”), including, without limitation, all matters described in Article 13.3 herein, and the personal property used in conjunction therewith, including, without limitation, the cost of snow and ice removal; maintenance and repairs to stormwater facilities, asphalt maintenance, repair and replacement (and asphalt reserve), exterior lights and landscaping; insurance, including, but not limited to, fire, extended coverage, all-risk, liability, workers’ compensation insurance or any other insurance carried by Landlord and applicable to the Property; management fees (which shall not exceed three percent (3%) of Rent); the charges of any independent contractor who, under contract with Landlord or its representatives, does any of the work of operating, managing, maintaining or repairing the Property; legal and accounting expenses, including, but not limited to, such expenses as relate to seeking or obtaining reductions in and refunds of Taxes; utility costs relating to the Property and billed directly to Landlord; dues, charges, assessments and other amounts payable to any owner’s or business park association (“Association”), or under any reciprocal easement, covenants or comparable document affecting the Property; a proportionate share of common area maintenance charges, operating expenses, and similar assessments attributable to the Park, to the extent such costs are allocable to the Building on a reasonable and consistently applied basis (as provided in Section 5.4 herein); and any other expense or charge, whether or not hereinbefore mentioned, which, in accordance with generally accepted accounting and management principles, would be considered as an expense of owning, managing, operating, maintaining or repairing the Property, including the Common Areas (as hereinafter defined), except as hereinafter provided. The term “Common Areas” means the private roads, parking areas, driveways, dock areas, landscaped areas, lobby areas, fire and life safety equipment, Building sprinkler and electrical rooms, and other areas of the Property outside of the Premises that Landlord may designate from time to time as common areas. Landlord shall have the right to adjust the Tenant’s Proportionate Share when Landlord in its reasonable discretion determines that the total rentable square foot floor area of the Building has changed. In the event Landlord determines that the Tenant’s Proportionate Share is different than as is set forth in Article 1.14 herein, Landlord shall provide written notice of the new Tenant’s Proportionate Share, together with the most recent calculation and supporting documentation. In addition, Landlord shall have the right to adjust the Tenant’s Proportionate Share for specific components of the Operating Expenses, CAM, or Taxes when Landlord, in its reasonable judgment, determines that the application of the Tenant’s Proportionate Share does not equitably distribute to the tenants in the Building the Operating Expenses or Taxes for the Premises. If the Building is located within an office or business park (“Park”) for which Landlord has additional operating expenses, then as part of the Operating Expenses, Landlord may, at its discretion, equitably allocate any and all such operating expenses incurred for the Park among the buildings therein (including the Building), and Tenant shall only be responsible for its proportionate share of the portion of such Park operating expenses allocated to the Building.

5.3 Exclusions from Operating Expense. Operating Expenses shall not include: costs or other items included within the meaning of the term “Taxes” (as hereinafter defined), costs of alterations of the premises of tenants of the Building, interest and principal payments on mortgages, ground rental payments, real estate brokerage and leasing commissions, other expenses incurred in leasing or in procuring tenants, any expenditures for services which are provided to one or more tenants but are not available generally to all tenants, the cost of replacing the roof and structural components of the Building (other than pursuant to Article 13), costs incurred in order for Landlord to correct any violations of any applicable Laws (as hereinafter defined) in effect on the Commencement Date, and any expenditures for which Landlord has been reimbursed (other than pursuant to this Article 5), except as hereinafter provided. Notwithstanding anything contained herein to the contrary, if any item of Operating Expenses, though paid or incurred in one year, relates to more than one calendar year, then, at the option of Landlord, such item may be proportionately allocated among such related calendar years. In the event that any item of Operating Expenses is determined by Landlord to be a capital expense in accordance with generally accepted accounting principles, the Operating Expenses for such items shall be amortized over the useful life thereof and shall include interest at a rate that is reasonably equivalent to the interest rate that Landlord would be required to pay to finance the cost of the capital expense in question as of the date such capital expense is performed, and Operating Expenses for a given year shall include only one year’s worth of amortization of such capital expense. In the event the Building is not fully occupied during any Adjustment Year, the variable Operating Expenses for that year may be adjusted by Landlord to reflect the Operating Expenses as though the Building were fully occupied; provided, however, that in no event shall the payments made by all tenants of the Building to Landlord for Operating Expenses exceed the actual Operating Expenses paid or incurred by Landlord in any Adjustment Year.

5.4 Site Parcel. Landlord and Tenant acknowledge that certain of the costs of management, operation and maintenance of the common improvements and facilities serving the Building and, if applicable, other buildings and real property located on the Site Parcel (defined below) that Landlord operates in conjunction therewith, are allocated among all such buildings. The “Site Parcel” is the larger parcel that includes the Property and the adjacent building(s) and land upon which the adjacent building(s) is located, all as depicted in Exhibit A attached hereto and made a part hereof. Tenant hereby consents to such allocations provided that the determination of such costs and the allocation of all or part thereof to Operating Expenses hereunder shall be in accordance with conventional accounting and management principles applied on a consistent basis and shall be allocated among all such buildings on a pro rata basis based on gross leasable square footage except where such allocation does not equitably allocate such expense(s) which shall be allocated on a basis reasonably determined by Landlord. Notwithstanding the foregoing or any other provision of this Lease, in no event shall the percentage share of any Park cost, expense or Tax allocated to the Building at any time during the Term exceed the percentage share allocable to the Building as of the Effective Date, and such percentage share shall be subject to reduction, but not increase, during the Term. Landlord shall deliver to Tenant, together with each Reconciliation Statement, a calculation of the percentage share of Park costs, expenses and Taxes allocated to the Building for the applicable calendar year. For the avoidance of doubt, Park operating expenses allocated to the Building pursuant to this Section 5.4 shall be included in Operating Expenses and shall be included in Controllable Expenses to the extent any such Park operating expense is appropriately classified as a Controllable Expense. Tenant, its employees and business invitees, shall have the right to use in common with Landlord, its other tenants and their business invitees, the common area access roads (the “Common Area Access Roads”) shown shaded in yellow on Exhibit A for pedestrian and passenger motor vehicle and truck access from public roadways to the Premises and from the Premises to public roadways. Landlord reserves the right to adjust the location of the Common Area Access Roads from time to time.

5.5 Taxes. “Taxes” shall mean all taxes and assessments, general and special, parking taxes, and all other impositions, ordinary and extraordinary, foreseen or unforeseen, of every kind and nature whatsoever, which may be levied, assessed, charged or imposed during the Term of this Lease upon the Property, or any part thereof, or upon any improvements at any time situated thereon or which may be imposed or assessed on Rent; provided, however, that Taxes levied against the Property for any calendar year falling within the Term shall be prorated between Landlord and Tenant as of the Commencement Date for the first year of the Term and as of the Expiration Date of the Term for the last year of the Term (on the basis of Landlord’s reasonable estimate thereof). Taxes shall also include fees and costs incurred by Landlord during or prior to the Term for the purpose of contesting or protesting tax assessments or rates, to the extent such fees and costs relate to savings realized during the Term of the Lease and any extension thereof. Tenant may take the benefit of the provisions of any statute or ordinance permitting any assessment to be paid over a period of years, and Tenant shall be obligated to pay only those installments falling due during the Term of this Lease. Taxes shall also include any personal property taxes imposed upon the furniture, fixtures, machinery, equipment, systems and appurtenances of Landlord and located on the Property. Tenant shall pay all taxes charged against trade fixtures, furnishings, equipment or any other personal property belonging to Tenant. If any of Tenant’s personal property is taxed with the Property, Tenant shall pay Landlord the taxes for the personal property as part of Operating Expenses. All references to Taxes “for” a particular year shall be deemed to refer to Taxes paid or payable during such calendar year. If the Taxes for the Property are assessed along with other land and buildings outside of the Property, then such Taxes shall be allocated among the properties based on square footage in the buildings as appropriate for the circumstances as reasonably determined as appropriate by Landlord. Tenant hereby consents to such allocation provided that the allocation shall be equitable and applied on a consistent basis. Taxes shall not include (a) any estate, inheritance, devolution, succession, transfer, legacy or gift tax which may be imposed upon or with respect to any transfer of Landlord’s interest in the Premises; and (b) any net income tax levied upon or against Landlord’s income from all sources.

5.6 Alternative Taxes. If at any time during the Term the method of taxation prevailing at the commencement of the Term hereof shall be altered so that any new tax (which shall not include any business privilege or similar tax), assessment, levy, imposition or charge, or any part thereof, shall be measured by or be based in whole or in part upon the Lease or the Property or the Rent or additional rent or other income therefrom, and shall be imposed upon Landlord, then all such taxes, assessments, levies, impositions or charges, or the part thereof, to the extent that they are so measured or based, shall be deemed to be included within the definition of Taxes for the purposes hereof to the extent that such Taxes would be payable if the Property were the only property of Landlord subject to such Taxes, and Tenant shall pay and discharge the same as herein provided in respect of the payment of Taxes. There shall be excluded from Taxes all federal, state and local income taxes, federal excess profit taxes, franchise taxes, capital stock taxes, and federal or state estate or inheritance taxes of Landlord.

5.7 Operating Expense, CAM and Taxes Amounts Payments. On or before the first day of each and every month of the Term, Tenant shall pay Landlord a sum equal to one-twelfth (1/12) of the last ascertainable amount (or at Landlord’s election, a sum equal to one-twelfth (1/12) of Landlord’s reasonable estimate of the current amount) of the Operating Expense, CAM and Taxes Amount for the applicable calendar year for both the Property and the Park, which monthly payments shall be held by Landlord and shall be used to the extent thereof to pay as the same become due and payable. Prior to or promptly after the beginning of each calendar year during the Term, Landlord shall deliver to Tenant a written estimate of the Operating Expense, CAM and Taxes Amount to be paid by Tenant during each such calendar year. Landlord shall have the right to adjust the required amount of said monthly estimate to an amount necessary, in Landlord’s reasonable estimate, to ensure that there will be a sufficient amount on deposit to pay the Operating Expense, CAM and Taxes Amount. The adjusted monthly payment shall not limit or alter Tenant’s obligation to pay Operating Expense, CAM and Taxes Amount; provided, however, that said amounts shall be fully utilized by Landlord for the payment of Operating Expenses, CAM, and Taxes. The amount of the payments shall be readjusted annually upon Landlord’s receipt of accurate information, to reflect the actual amount of Operating Expenses, CAM, and Taxes for such calendar year. The first year of the Operating Expense, CAM and Taxes Amount is currently estimated to be Seventy-Eight Thousand Four Hundred Eighty-Nine and 16/100 Dollars ($78,489.16); provided that the foregoing is only an estimate and such amount may vary as provided and permitted herein.

5.8 Reconciliation. To the extent such information had not been previously provided to Tenant, as soon as practical after the close of each calendar year, Landlord shall deliver to Tenant a statement of that year’s actual Operating Expenses, CAM, and Taxes (“Reconciliation Statement”). Unless Tenant delivers a written notice of objection within sixty (60) days after receipt of the Reconciliation Statement (or, if Tenant timely exercises its right to examine Landlord’s books and records under Section 5.9, within the time period for delivery of an Objection Notice set forth therein), such Reconciliation Statement shall be binding upon Tenant. If the total amount of the actual Operating Expense, CAM and Taxes Amount is more than the estimated payments for same for such calendar year made by Tenant, then Tenant shall pay the deficiency to Landlord within thirty (30) days after Tenant’s receipt of the Reconciliation Statement. If the total amount of the actual Operating Expense, CAM and Taxes Amount is less than the estimated payments for same for such calendar year made by Tenant, then, Landlord shall provide Tenant with a Rent credit in the amount of the overage with respect to the immediately upcoming Lease Year’s Operating Expense, CAM and Taxes Amount. Landlord and Tenant’s obligations under this Article 5.8 shall survive the expiration of the Lease. Notwithstanding anything to the contrary in this Lease, Landlord shall have no right to bill, collect, or otherwise recover from Tenant any reconciliation, adjustment, or additional charge (including for Operating Expenses, Taxes, CAM, or other pass-through amounts) more than eighteen (18) months after the month in which the applicable amount was first billed or reasonably should have been billed to Tenant.

5.9 Books and Records. Landlord shall maintain books and records showing Operating Expenses, CAM and Taxes in accordance with sound accounting and management practices, and such books and records shall be kept at Landlord’s offices. Tenant or its representative shall have the right to examine Landlord’s books and records showing Operating Expenses upon reasonable prior notice (the “Review Notice”) and during normal business hours at Landlord’s office, at any time within ninety (90) days following the furnishing by Landlord to Tenant of the Reconciliation Statement. Within sixty (60) days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to the Reconciliation Statement for that year. If Tenant fails to give Landlord an Objection Notice within the 60-day period or fails to provide Landlord with a Review Notice within the 90-day period described above, Tenant shall be deemed to have approved the Reconciliation Statement and shall be barred from raising any claims regarding the Operating Expenses for that calendar year. Any party(ies) retained by Tenant to inspect Landlord’s books of account and records shall not be compensated on a contingency fee basis. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice. If Landlord and Tenant determine that Operating Expenses, CAM and Taxes for the applicable year are less than reported, Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant; if no such installment is next due, such excess shall be refunded by Landlord to Tenant within thirty (30) days. If the overcharge exceeds, in the aggregate, five percent (5%) of Tenant’s actual Proportionate Share for such calendar year, Landlord shall also reimburse Tenant for the reasonable costs of conducting the audit, up to a maximum of Two Thousand Five Hundred and 00/100 Dollars ($2,500.00). Likewise, if Landlord and Tenant determine that Operating Expenses, CAM and Taxes for the applicable year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within thirty (30) days. The records obtained by Tenant shall be treated as confidential. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any Reconciliation Statement unless Tenant has paid and continues to pay all Rent when due.

5.10 Representations and Warranties. Tenant agrees and acknowledges that Landlord has made no representation, warranty or guaranty relating to the amount of the Operating Expenses, CAM and Taxes. Tenant has had an opportunity to consult with Landlord with respect to the Operating Expenses, CAM and Taxes projected for the operation of the Property but has not relied upon any statements or representations of Landlord or any agent or affiliate of Landlord in regard thereto in executing this Lease and agreeing to perform the terms and covenants hereof and shall make no claims against Landlord based thereon.

5.11 Cap on Controllable Expenses. Notwithstanding anything to the contrary contained in this Lease, and solely for the benefit of Tenant and not for the benefit of any other tenant or third-party, the portion of Operating Expenses consisting of Controllable Expenses (as defined below) for any calendar year (the “Applicable Calendar Year”), commencing with the calendar year immediately following the first full calendar year falling within the Term, shall not exceed an amount determined by increasing the Controllable Expenses for the first full calendar year falling within the Term at the rate of five percent (5%) per year compounded and cumulative through the Applicable Calendar Year. “Controllable Expenses” shall mean those Operating Expenses except for those Operating Expenses relating to (i) Taxes, (ii) insurance, (iii) utilities, (iv) expenses that are required by applicable Legal Requirements, (v) snow and ice removal, (vi) natural disasters and emergency responses, (vii) intentionally deleted, (viii) any modifications in the scope of services or the quantity of services that are the result of a request of Tenant, and (ix) union prevailing wages. Notwithstanding the foregoing, the portion of Operating Expenses consisting of management fees for any Applicable Calendar Year, commencing with the calendar year immediately following the first full calendar year falling within the Term, shall not exceed an amount determined by increasing the management fees for the first full calendar year falling within the Term at the rate of three percent (3%) per year compounded and cumulative through the Applicable Calendar Year. Such limitation on Controllable Expenses shall not limit or otherwise affect Tenant’s obligations regarding the payment of any other component of Rent under this Lease.

ARTICLE 6

USE OF PREMISES

6.1 Permitted Uses. Tenant shall use and occupy the Premises for the Permitted Uses described in Article 1.10 and for uses incidental thereto, but for no other purpose without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion. Tenant shall be responsible for verifying with the applicable governmental authorities that Tenant’s intended use of the Premises is permitted under applicable Legal Requirements. Tenant shall disclose to Landlord the type of products that are stored and distributed from the Premises, but only if the same constitute Hazardous Materials (as defined in Section 27.1 hereof); provided, however, that the foregoing disclosure obligation shall not apply to Hazardous Materials that are (a) used, stored, or disposed of in the ordinary course of Tenant’s business operations for the Permitted Uses and in compliance with all applicable Environmental Laws, (b) customary consumer, office, or janitorial products maintained in quantities typical for a commercial or industrial occupant, or (c) maintained in quantities below applicable reporting thresholds under Environmental Laws. Tenant shall limit, or cause to be limited, the height of all items located within the Premises, including, without limitation, all shelving, racking pallets, and other installations and all items stored or otherwise situated thereon or therein, to be eighteen (18) inches, or more, below the bottom point of all sprinkler heads at the Premises.

6.2 Prohibited Uses. Notwithstanding anything contained herein to the contrary, Tenant shall not use or permit the Premises to be used in any manner which would (a) be contrary to any Legal Requirements; (b) violate any certificate of occupancy affecting the Property; (c) cause injury to the Property; (d) cause the value or usefulness of the Property or any part thereof to diminish; (e) constitute a public or private nuisance or waste, produce undue noise, create obnoxious fumes or odors; (f) render the insurance on the Property void or the insurance risk more hazardous or create any defense to payment, and Tenant agrees that it will promptly, upon discovery of any such use, take all necessary steps to compel the discontinuance of such use; or (g) any purpose which, in Landlord’s sole judgment, is hazardous or detrimental to persons or property.

6.3 Floor Load/Damage. Tenant shall not place a load upon any floor in the Building which exceeds the floor load per square foot which such floor was designed to carry. Landlord may require that Tenant distribute the position of all heavy installations or loads which Tenant wishes to place in the Building portion of the Premises. All damage to the Premises caused by moving the property of Tenant into, or out of, the Building portion of the Premises, and all damage done by Tenant, or the agents, employees, invitees, and visitors of Tenant, shall be repaired or replaced by Landlord, at Tenant’s sole cost and expense. Tenant acknowledges and agrees that the floor load of the Premises is sufficient and appropriate for Tenant’s intended use of the Premises.

6.4 Existing Racking. Landlord may require all racking to be located in such areas within the Premises so as to not interfere with any sprinkler systems and, depending upon the type of product stored on the racking, the sprinkler system may be required to run in the racking.

6.5 Adverse Possession. Tenant shall not cause, suffer or permit the Premises or any portion thereof to be used by Tenant, any third party or the public, as such, without restriction or in such manner as might reasonably tend to impair Landlord’s title to the Premises or any portion thereof, or in such manner as might reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or third persons, or of implied dedication of the Premises or any portion thereof. Nothing contained herein and no action or inaction by Landlord shall be deemed or construed to mean that Landlord has granted to Tenant any right, power or permission to do any act or make any agreement that may create, give rise to or be the foundation for any such right, title, interest, lien, charge or other encumbrance upon the estate of Landlord in the Premises.

6.6 Parking. Tenant, and its employees, guests and invitees, shall have the non-exclusive right to use the parking spaces on the Property for personal vehicles only, free of charge during the Term of the Lease. Landlord and Tenant acknowledge that the Premises shall include parking areas striped for at least fifty (50) standard passenger vehicles. Landlord and Tenant shall work together in good faith to determine the most efficient and mutually acceptable parking layout for Tenant’s operations, which may include re-striping, reconfiguration of existing parking spaces, and/or modification of parking areas to accommodate Tenant’s operational needs, including trailer parking, if applicable. Landlord shall be responsible for the cost of any parking lot reconfiguration, re-striping or repairs required to implement the agreed-upon parking layout, provided that such changes are not necessitated by Tenant’s negligence or misuse of the parking areas. Tenant’s parking rights are in common with the parking rights of any other tenant of the Building, and Tenant is not entitled to any reserved parking spaces. Tenant’s parking rights are the personal rights of Tenant, and Tenant shall not transfer, assign or otherwise convey its parking rights separate and apart from this Lease. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties. Landlord shall not be liable for any claims, losses, damages, expenses or demands with respect to any vehicles of Tenant or its employees that are parked in the parking area, or with respect to the contents thereof, or with respect to any injury to persons or property; Tenant agrees to indemnify, defend, protect and hold Landlord harmless from and against any such claim, loss, damage, demand, cost or expense (including, without limitation, reasonable attorneys’ fees and expenses). Tenant agrees to comply with the Building Rules which Landlord may promulgate from time to time with respect to use of the parking areas on the Property.

6.7 Outdoor Testing Area. In addition to Tenant’s parking rights as within the existing parking areas serving the Premises as provided in the immediately preceding sentence, Tenant may have the right to use up to approximately 6,000 square feet of outdoor space in the overflow parking lot at the eastern end of the Property, pursuant to a separate written license agreement to be mutually agreed upon by Landlord and Tenant.

ARTICLE 7

UTILITIES AND SERVICES

7.1 Utilities and Services. Tenant shall purchase all utility services, including, but not limited to, fuel, water, sewerage and electricity, which shall be separately metered from the Premises, from the utility or municipality providing such service, and shall pay for such services when such payments are due from the municipality, utility or Landlord in the case of a sub-meter, or any applicable third-party service provider, together with any administrative fees imposed by Landlord for any of the foregoing that are handled by or on behalf of Landlord. Tenant agrees that, except as otherwise expressly provided herein, Landlord and its employees and agents shall not be liable in damages, by abatement of Rent or otherwise, for failure, delay or interruption of any utility services; and no such failure, delay or interruption shall ever be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Tenant shall store all trash and garbage in a trash dumpster or similar container reasonably approved by Landlord; and Tenant shall arrange for the regular pick-up of such trash and garbage at Tenant’s expense. Tenant acknowledges that Landlord shall not be providing any security service to the Premises, and that the monitoring, maintenance and operation of any security systems or devices located in or furnished to the Premises shall be the sole responsibility of Tenant.

7.2 Regulations Regarding Utilities and Services. Tenant agrees to cooperate fully, at all times, with Landlord in abiding by all reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of all utilities and services reasonably necessary for the operation of the Premises. Landlord shall receive the benefit of any credits or rebates that are available from any utility company in connection with any improvements performed by Landlord in the Premises, including but not limited to the installation of any lighting in the Premises, and upon Landlord’s request, Tenant shall complete and deliver the documentation necessary for Landlord to obtain such credits or rebates. Throughout the Term, Landlord and its contractors shall have free access to any and all mechanical, electrical and communications installations and all utilities, and Tenant agrees that there shall be no construction of partitions or other obstructions which might interfere with access to or the moving of servicing equipment to or from the enclosures containing said installations. Tenant further agrees that neither Tenant nor its employees, agents, licensees, invitees or contractors shall at any time tamper with, adjust or otherwise in any manner affect Landlord’s mechanical installations.

7.3 Reporting. Tenant shall provide to Landlord, within ten (10) days after Landlord’s request therefor, such information as Landlord may specify in its request as necessary to monitor and document the consumption and usage of utilities within the Premises, including, without limitation, copies of utility bills for those utilities that are separately metered or sub-metered to the Premises. Additionally, Tenant hereby authorizes Landlord and/or its property manager to contact Tenant’s utility providers when and as needed to obtain usage data for the Premises, and Tenant shall reasonably cooperate with Landlord in its efforts to obtain such data from the provider. Without limitation of the foregoing, Tenant agrees to execute and deliver to Landlord, within ten (10) days after Landlord’s request, such form(s) of release or authorization as the particular utility provider may require to authorize Landlord to obtain information regarding Tenant’s utility usage from such provider. In addition, if Landlord elects to cause the Premises to be separately metered or sub-metered for all or any utilities, Landlord shall have the right to install such separate meter or sub-meter, at Landlord’s sole cost and expense, and Landlord and its employees, agents and contractors shall have the right to enter the Premises for the purpose of such installation(s).

ARTICLE 8

CONDITION OF PREMISES; COMPLIANCE WITH LEGAL REQUIREMENTS

8.1 Possession. Except as otherwise provided as part of Landlord’s Work, Tenant is taking possession of the Premises in its current “As Is/Where Is” condition. Tenant’s taking possession of the Premises or any portion thereof shall be conclusive evidence against Tenant that the portion of the Premises taken possession of was then in good order and satisfactory condition. No promises of Landlord to alter, remodel, improve, repair, decorate or clean the Premises or any part thereof have been made, and no representation respecting the condition of the Premises has been made to Tenant by or on behalf of Landlord, except as otherwise provided herein. Notwithstanding the foregoing, Landlord hereby covenants that on the date that Landlord’s Work is Substantially Complete: (i) the electrical, mechanical, lighting, HVAC, plumbing and life safety systems, dock levelers, plates and doors in the Premises (the “Building Systems”) shall be in good working order for a period of one (1) year following such date (“Warranty Period”), (ii) the portion of the Premises comprising the office space has been professionally cleaned and the entire Premises will be turned over to Tenant in broom swept condition, and (iii) the Premises shall be in material compliance with Legal Requirements (as hereinafter defined) that are applicable to the Building generally (i.e., without regard to Tenant’s particular use). Prior to execution of this Lease, Landlord and Tenant shall jointly conduct a walk-through inspection of the Premises, including all doors, windows, paneling, exterior glass, sprinkler systems, dock doors, dock equipment, and all other Building Systems for which Tenant will assume maintenance responsibility under Article 13.1 (the “Pre-Occupancy Inspection”). Landlord shall, at Landlord’s sole cost and expense, engage a qualified third-party contractor selected by Tenant from three (3) such contractors proposed by Landlord to prepare a written report documenting the condition of such items (the “Inspection Report”). Any items identified in the Inspection Report as requiring repair or replacement to achieve good working order shall be completed by Landlord, at Landlord’s sole cost and expense, prior to the Commencement Date. The Warranty Period shall apply to all items covered by the Pre-Occupancy Inspection.

8.2 Compliance with Legal Requirements. Tenant shall at its sole cost and expense comply with, and Tenant’s use of the Premises shall be subject to compliance with, the following (collectively, “Legal Requirements”): (i) all federal, state, county, municipal and other governmental and quasi-governmental statutes, laws, rules, orders, regulations and ordinances (collectively, “Laws”) affecting the Premises or any part thereof, or the use thereof, including those which require the making of any structural, unforeseen or extraordinary changes, whether or not any such statutes, laws, rules, orders, regulations or ordinances which may be hereafter enacted involve a change of policy on the part of the governmental body enacting the same, (ii) any easement agreements, declarations, covenants, conditions and/or restrictions which may now or hereafter affect the Premises, and (iii) all rules, orders and regulations of the National Board of Fire Underwriters or other bodies exercising similar functions in connection with the prevention of fire or the correction of hazardous conditions, which apply to the Premises. Tenant shall comply with the requirement of all policies of public liability, fire and other insurance which at any time may be in force with respect to the Premises. Tenant assumes responsibility for compliance of the Premises with any and all applicable laws, regulations and building codes governing non-discrimination and public accommodations and commercial facilities (“Public Accommodation Laws”) including, without limitation, the requirements of the Americans with Disabilities Act, 42 USC 12-101 and all regulations and promulgations thereunder, but solely to the extent such compliance is required as a result of Tenant’s particular use of, or Alterations to, the Premises. Tenant, at Tenant’s sole cost and expense, shall complete any and all alterations, modifications or improvements to the Premises necessary in order to comply with all Public Accommodation Laws during the Term of this Lease to the extent triggered by Tenant’s particular use or Alterations; provided, however, that Landlord shall be solely responsible, at Landlord’s sole cost and expense, for (a) any non-compliance with Public Accommodation Laws existing as of the Commencement Date (including, without limitation, ADA-compliant paths of travel, accessible entries, and common area accessibility), and (b) any compliance obligations that are not triggered by Tenant’s particular use of or Alterations to the Premises. Tenant agrees to indemnify, defend and hold harmless Landlord from and against any and all claims, liabilities, fines, penalties, losses and expenses, including attorney’s fees, arising in connection with Tenant’s failure to comply with the provisions of this Article.

ARTICLE 9

RETURN OF PREMISES

9.1 Waiver of Landlord Tenant Act. TENANT EXPRESSLY WAIVES TO LANDLORD THE BENEFIT TO TENANT OF 68 P.S. SECTION 250.501, BEING SECTION 501 OF THAT ACT, APPROVED APRIL 6, 1951, ENTITLED “LANDLORD AND TENANT ACT OF 1951”, AS MAY BE AMENDED FROM TIME TO TIME, REQUIRING NOTICE TO QUIT UPON THE EXPIRATION OF THE TERM OF THIS LEASE OR AT THE EXPIRATION OF ANY EXTENSION OR RENEWAL THEREOF, OR UPON ANY EARLIER TERMINATION OF THIS LEASE.

9.2 Surrender of Possession. At the termination of this Lease by lapse of time or otherwise or upon termination of Tenant’s right of possession without termination of this Lease, Tenant shall surrender possession of the Premises to Landlord and deliver all keys to the Premises to Landlord and make known to Landlord the combination of all locks of vaults then remaining in the Premises, and shall, subject to the terms of Articles 9.3, 9.4 and 14 hereinafter, return the Premises and all equipment and fixtures of Landlord therein to Landlord in as good condition as when Tenant originally took possession, ordinary wear and tear, loss or damage by fire or other insured casualty, condemnation and damage resulting from the act of Landlord or its employees and agents excepted, and in accordance with the Move-Out Standards set forth in Exhibit E to this Lease, failing which Landlord may restore the Premises and such equipment and fixtures to such condition and Tenant shall pay the cost thereof to Landlord on demand.

9.3 Installations and Additions. All Alterations (as hereinafter defined) and any other installations, additions, partitions, hardware, light fixtures, doors, docks, dock doors, nontrade fixtures and improvements, temporary or permanent (“Tenant Installations”), except movable furniture, trade fixtures, racking and equipment belonging to Tenant, in or upon the Premises, whether placed there by Tenant or Landlord, shall be Landlord’s property upon the Expiration Date and shall remain upon the Premises, all without compensation, allowance or credit to Tenant; provided, however, that Tenant shall be required to remove only those Alterations designated as Specific Removals (as defined in Article 14). If Landlord fails to designate an Alteration as a Specific Removal at the time of granting consent pursuant to Article 14, such Alteration shall become the property of Landlord and shall be surrendered with the Premises. Tenant, at Tenant’s sole cost and expense, shall promptly remove all Specific Removals and repair any damage to the Premises caused by such removal, failing which Landlord may remove the same and repair the Premises, and Tenant shall pay the cost thereof to Landlord on demand. At the sole option of Landlord, Tenant shall leave in place any floor covering without compensation to Tenant, or Tenant shall remove any floor covering and shall remove all fastenings, paper, glue, bases or other vestiges and restore the floor surface to its previous condition or shall pay to Landlord upon demand the cost of restoring the floor surface to such condition. If Tenant attaches equipment to the concrete floor by anchor bolts, Tenant shall attach such equipment using the DeWalt Hex Head Screw-Bolt+ system. Each DeWalt Hex Head Screw-Bolt+ system shall be installed pursuant to the instructions under Section 1.A. on Exhibit F attached hereto and made a part hereof. If Tenant cannot attach its equipment with the DeWalt Hex Head Screw-Bolt+ system, then Tenant may utilize an alternate anchor bolt system upon Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed but may be conditioned. Upon the expiration or early termination of the term of this Lease, Tenant shall remove the DeWalt Hex Head Screw-Bolt+ system pursuant to the instructions under Section 1.B. on Exhibit F or the alternate bolts pursuant to the instructions under Section 1.C. on Exhibit F, whichever is applicable. Any and all such equipment, fixtures and other property which shall remain on the Premises for more than ten (10) days after the termination of this Lease, shall at Landlord’s option be deemed abandoned by Tenant and become the sole property of Landlord, or may be removed by Landlord in which case Tenant shall pay or reimburse Landlord for the cost of such removal and of repairing any and all damage to the Premises caused thereby.

9.4 Trade Fixtures and Personal Property. Tenant shall also remove Tenant’s furniture, machinery, racking systems, safes, trade fixtures and other items of movable personal property and equipment of every kind and description from the Premises and restore any damage to the Premises caused thereby, such removal and restoration to be performed prior to the end of the Term or ten (10) days following termination of this Lease or Tenant’s right of possession, whichever might be earlier. If Tenant fails to remove such items, Landlord may do so and thereupon the provisions of Article 19.7 shall apply, and Tenant shall pay to Landlord upon demand the cost of removal and of restoring the Premises.

9.5 Survival. All obligations of Tenant under this Article 9 shall survive the expiration of the Term or sooner termination of this Lease.

ARTICLE 10

HOLDING OVER

If Tenant continues to occupy the Premises after the expiration or other termination of this Lease or the termination of Tenant’s right of possession, with or without Landlord’s written consent, such occupancy shall be that of a tenancy at sufferance. Tenant shall, throughout the entire holdover period, be subject to all the terms and provisions of this Lease and shall pay for its use and occupancy an amount (on a per month basis without reduction for any partial months during any such holdover) equal to 125% of the Base Rent due under this Lease for the last full month of the Term hereof during the first sixty (60) days of holdover, and equal to 150% of the Base Rent due under this Lease for the last full month of the Term hereof thereafter, plus, in each case, 100% of the Operating Expense, CAM and Taxes Amount. Tenant shall also pay all damages sustained by Landlord by reason of Tenant’s holding over; provided, however, that in no event shall Landlord be entitled to consequential, punitive, or special damages arising from Tenant’s holdover for the first thirty (30) days of any holdover period. Acceptance by Landlord of Rent after such termination shall not of itself constitute a renewal. Nothing contained in this Article shall be construed or operate as a waiver of Landlord’s right of reentry or any other right or remedy of Landlord.

ARTICLE 11

RULES AND REGULATIONS

Tenant agrees to observe and not to interfere with the rights reserved to Landlord contained in Article 12 hereof and agrees, for itself, its employees, agents, contractors, invitees and licensees, to comply with the rules and regulations and such other rules and regulations as may be adopted by Landlord pursuant to Article 12.1(f) hereof as well as any declarations, covenants, restrictions or other matters binding on the Premises, whether or not recorded. Any violation by Tenant of any of the rules and regulations contained in any Article of this Lease, or as may hereafter be adopted by Landlord pursuant to Article 12.1(f) hereof, may be restrained; but, whether or not so restrained, Tenant acknowledges and agrees that it shall be and remain liable for all damages, loss, costs and expenses resulting from any violation by Tenant of any of said rules and regulations. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce said rules and regulations or the terms, covenants and conditions of any other lease against any other persons, and Landlord and its beneficiary shall not be liable to Tenant for violation of the same by any other person.

ARTICLE 12

RIGHTS RESERVED TO LANDLORD AND TENANT

12.1 Rights Reserved to Landlord. Landlord reserves the following rights, exercisable without notice (except as may otherwise be set forth below) and without liability to Tenant for damage or injury to property, person or business and without effecting an eviction or disturbance of Tenant’s use or possession or giving rise to any claim for setoff or abatement of Rent or affecting any of Tenant’s obligations under this Lease:

(a) to install and maintain signs on the exterior of the Building or on the Land;

(b) to retain at all times, and to use in appropriate instances, pass keys to the Premises;

(c) to exhibit the Premises at reasonable hours, including to prospective purchasers, lenders and/or insurers, and to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant vacates or abandons the Premises, and for a period commencing nine (9) months prior to the end of the term of this Lease, for the purpose of exhibiting the same to prospective tenants; provided, however, that neither such entry nor such signs shall unreasonably interfere with Tenant’s reasonable use of the Premises;

(d) upon reasonable prior notice to Tenant (or immediately in the case of an emergency), to access the Premises at reasonable hours for reasonable purposes, including inspection, installing, repairing, and removing utility and mechanical facilities below the roof, above the ceilings, and below floors, and in Common Areas; provided, that Landlord will conduct its access of the Premises in a manner so as to not unreasonably interfere with Tenant’s reasonable use of the Premises;

(e) in case of fire, invasion, insurrection, mob, riot, civil disorder, public excitement or other commotion, or threat thereof, Landlord reserves the right to limit or prevent access to the Premises during the continuance of the same, shut down elevator service (if applicable), activate elevator emergency controls (if applicable), or otherwise take such action or preventive measures deemed necessary by Landlord for the safety or security of the occupants of the Premises or the protection of the Premises. Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord;

(f) from time to time to make and adopt such reasonable rules and regulations, in addition to or other than or by way of amendment or modification of the rules and regulations contained in other Articles of this Lease, for the protection and welfare of the Premises and its occupants, as Landlord may determine, and Tenant agrees to abide by and comply with all such rules and regulations; and

(g) Landlord reserves for itself, and all of its other tenants, the use of the access roads and of the utilities within said roads, and the right to make additional connections to said roads and utilities as Landlord may deem necessary, without causing unreasonable interference with the operations of Tenant.

12.2 Use of Roof. Landlord reserves to itself all rights to the improvements and air rights above the Building, and Landlord reserves the right to use the surface of the roof of the Building in any manner which does not materially interfere with Tenant’s use of the Premises, including, but not limited to, installation (and related maintenance, repair and replacement from time to time) of telecommunication equipment, solar equipment, wind power equipment, fuel cells, battery storage, distributed technologies or any other uses, and Landlord may remove and replace all or a portion of the roof in connection with the foregoing; provided, however, that Landlord shall provide Tenant with at least thirty (30) days’ advance written notice of any such installation and shall use commercially reasonable efforts to minimize disruption to Tenant’s operations. Tenant agrees to cooperate with Landlord in the event that Landlord desires to provide a source of renewable energy to serve the Premises, such as solar or wind power. Without limiting the foregoing, Tenant shall, upon request, (i) provide Landlord with its actual and estimated future energy consumption needs, (ii) if the Premises is separately metered, enter into a reasonable power purchase agreement with Landlord or the generator of the renewable energy source, provided that Tenant shall not be obligated to pay more than it pays the utility company or other entity providing service to the Premises, (iii) in connection with any such renewable energy source, enter into a reasonable net meter arrangement with the utility company or other entity providing service to the Premises, (iv) permit Landlord and/or the installation company access to the Premises to permit connection of the renewable energy system and net meter to the electrical facilities serving the Premises, and (v) permit Landlord and/or utility company or other entity to create connections between the Building and the applicable utility main lines and/or service lines to the Property or Commerce Park. Notwithstanding the foregoing, Tenant shall not be obligated to purchase energy generated by any renewable energy system installed by Landlord, but may elect to do so if the rate does not exceed the rate charged by the utility company or other entity providing service to the Premises. Landlord and its agents or contractors and/or other tenants in the Building, and their agents or contractors, shall have the right, with 24 hours prior notice to Tenant, or immediately in the case of an emergency, to access the Premises for the purpose of using the ladder and roof hatch that is located in the Premises, if applicable, to obtain access to the roof and equipment on the roof for any reason. Such access shall be subject to the reasonable security policies and procedures of Tenant. If, with the written consent of Landlord (which shall not be unreasonably withheld or delayed, but may be conditioned in Landlord’s sole discretion) any of Tenant’s equipment is mounted on the roof for Tenant’s benefit, then Landlord shall have no responsibility therefor, and Tenant shall only access such equipment in strict compliance with Landlord’s requirements, including using Landlord’s contractor if required by Landlord.

12.3 Secured Areas. Tenant may designate any portion of the Premises as a “Secured Area” from time to time, including areas for MDF and inventory, if such area contains confidential, proprietary, trade secret, regulated, or sensitive information, materials, equipment, systems, or processes of Tenant or its affiliates (collectively, “Confidential Property”). Tenant shall notify Landlord in writing of the general location of any Secured Area (which notice may be updated from time to time); provided, however, that Tenant shall not be required to disclose the nature of the Confidential Property located therein.

12.4 Restricted Access. Except as expressly provided below, Landlord and Landlord’s agents, employees, contractors, or representatives shall not enter any Secured Area without (i) Tenant’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed; and (ii) compliance with Tenant’s reasonable security, confidentiality, and access procedures, including registration, escort requirements, and confidentiality undertakings.

12.5 Permitted Entries. Notwithstanding Section 12.4, Landlord may enter a Secured Area only under the following circumstances:

(a) Emergency. In the event of an emergency posing an imminent threat to persons or property, Landlord may enter a Secured Area without prior consent, provided that Landlord (i) limits entry to the extent reasonably necessary to address the emergency, and (ii) provides notice to Tenant as soon as reasonably practicable;

(b) Required by Law. If entry is required by applicable law, governmental authority, or court order, Landlord shall, to the extent legally permitted, provide Tenant with prior notice and cooperate with Tenant to minimize disruption and exposure of Confidential Property; and

(c) Scheduled Maintenance Affecting Secured Areas. For non-emergency maintenance that unavoidably requires access to a Secured Area, Landlord shall provide reasonable advance written notice, and such entry shall be subject to Tenant’s reasonable access procedures and supervision.

12.6 Confidentiality. Landlord agrees that it shall not access, review, photograph, copy, remove, or disclose any Confidential Property and shall maintain the confidentiality of any information inadvertently observed during entry. Landlord shall be responsible for any breach of this Section by Landlord or any agent, employee, contractor, or representative of Landlord (each, a “Landlord Party”). Landlord acknowledges that Tenant’s activities within Secured Areas may involve highly sensitive intellectual property and regulated materials. Landlord shall not, and shall cause all Landlord Parties not to, (i) observe, inspect, photograph, copy, sample, remove, or interfere with any Confidential Property, or (ii) disclose any information inadvertently observed during access. Landlord shall be fully responsible for any breach of this Section by any Landlord Party.

12.7 No Interference; No System Disruption. Landlord shall not disable, test, interrupt, or modify any security systems, access controls, HVAC systems, environmental controls, utilities, data connections, or monitoring systems serving any Secured Area without Tenant’s prior written consent, except in an emergency.

12.8 No Waiver of Quiet Enjoyment. Nothing in this Article 12 shall be deemed to limit Tenant’s right to quiet enjoyment of the Premises or Landlord’s obligation to avoid unreasonable interference with Tenant’s business operations.

ARTICLE 13

MAINTENANCE

13.1 Maintenance Obligations. Except as otherwise expressly set forth in Article 13.3 below and subject to the Warranty (as defined below), Tenant shall keep in good condition, and maintain, repair and replace as necessary, the interior non-structural portions of the Premises, and all doors, windows, paneling and exterior glass, the heating, ventilating and air conditioning equipment exclusively serving the Premises (the “HVAC”), the mechanical, electrical, plumbing, sprinkler, and all other Building Systems from the point of connection within the Premises, sewer, water and other utility systems from the point of connection within the Premises, and dock doors and dock equipment. As used herein, each and every obligation of Tenant to keep, maintain, repair and replace shall include, without limitation, all ordinary and extraordinary non-structural repairs and replacements from the point of connection within the Premises. As to any repairs costing in excess of $10,000, and as to any replacements whatsoever, Tenant shall, in connection therewith, comply with the requirements of Article 14 hereof. Tenant shall, to the extent possible, keep the Premises from falling temporarily out of repair or deteriorating. Notwithstanding the foregoing, in the event that any item maintained by Tenant pursuant to this Section 13.1 (including, without limitation, doors, windows, paneling, exterior glass, sprinkler systems, and dock doors and dock equipment) requires capital replacement or capital repair (as distinguished from routine repair or maintenance), Landlord shall be responsible for performing such capital replacement or capital repair, and Tenant shall reimburse Landlord only for Tenant’s prorated share of the cost attributable to the remaining Term, calculated by amortizing the cost of such replacement or repair over the useful life of the applicable component at an interest rate of eight percent (8%) per annum. If Tenant fails to perform any required work hereunder, Landlord may, but shall have no obligation to, elect to make any or all repairs on Tenant’s behalf at Tenant’s sole cost and Tenant shall pay Landlord, on written demand, the cost thereof and an amount equal to five percent (5%) of such cost as Landlord’s overhead and supervision fee. If Tenant requests that Landlord perform any work required herein or otherwise desired by Tenant, Tenant shall pay the cost thereof, and, in addition, Tenant shall pay to Landlord an overhead and supervision fee.

13.2 Maintenance Contracts. Without limiting Tenant’s obligations under Article 13.1 hereof, Tenant shall, at all times during the Term of this Lease, have and keep in force maintenance contracts, in form and with a contractor satisfactory to Landlord (collectively, “Maintenance Contracts”), providing for: (i) inspection at least quarterly of the HVAC, and providing for necessary maintenance thereof and repairs thereto, (ii) inspection at least quarterly of the life safety systems, and providing for necessary maintenance thereof and repairs thereto, and (iii) inspection of any elevator lifts at least at such on-going time intervals as is required by applicable Laws, and providing for necessary maintenance thereof and repairs thereto. The Maintenance Contracts must become effective within thirty (30) days of the date Tenant takes possession of the Premises, and shall provide that none will be cancellable by either party thereto except upon thirty (30) days’ prior written notice to Landlord. Tenant shall deliver to Landlord: (1) copies of inspection reports from the maintenance contractor performing inspections under the applicable Maintenance Contract within twenty (20) days after the date of such inspection, and (2) copies documenting any maintenance or repairs made by the maintenance contractor within twenty (20) days after the date of service. If Tenant does not fulfill its obligations under this Article 13, Landlord may, but need not, perform such services and make such repairs and replacements, and Tenant shall pay Landlord the actual cost thereof, plus Landlord’s overhead and related expenses, forthwith upon being billed for same.

13.3 Landlord Obligations. Notwithstanding anything contained in this Article 13 to the contrary, Landlord shall perform the maintenance, repair and replacement of the structural aspects of the Building and the Building Systems (except for Tenant’s obligations with respect to the Building Systems servicing the Premises from the point of connection within the Premises) all in good first-class condition throughout the Term, and the following: the roof (and roof membrane) and the exterior walls of the Building (but specifically excluding doors, windows, paneling and exterior glass, which are the responsibility of Tenant), waterproofing and sealing, foundations, concrete floors (excluding floor coverings), fire alarm services, fire and life safety systems, underground pipes and sewer lines to the point of connection to the Premises, elevators and lifts, the parking area, driveway and sidewalks, snow and ice removal of the parking lot and sidewalks, and landscaping. Landlord’s costs in performing such services shall be included in Operating Expenses to the extent permitted in Article 5.2 above, except that if any repairs or maintenance is necessitated by any action or omission or the negligence of Tenant (or Tenant’s agents, employees, contractors, invitees or licensees), then, at Landlord’s sole option, either (i) Tenant shall be solely responsible for such repairs or maintenance, or (ii) Landlord shall perform the required repairs and/or maintenance, at Tenant’s sole cost and expense. Additionally, Landlord shall be responsible for the cost of the base fire panel, with Tenant remaining solely responsible for the alterations needed for Tenant’s security system. Other than as expressly set forth in this Article 13.3, Landlord shall not be required to furnish any services or facilities or to make any repairs or alterations in, about or to the Premises. Landlord shall be responsible, at its sole cost, for any capital repairs required during the Warranty Period described in Section 8.1(i) herein, provided that Tenant has complied with its periodic maintenance obligations under this Lease. Following the expiration of such Warranty Period and provided Tenant has complied with its periodic maintenance obligations under this Lease, Landlord shall be responsible for all major repairs and capital replacement of any HVAC units or components serving the Premises. In the event Landlord replaces any HVAC unit or performs a capital repair, Tenant shall reimburse Landlord only for Tenant’s prorated share of the cost attributable to the remaining Term, calculated by amortizing the cost of such repair or replacement over the useful life of the applicable unit or component at an interest rate of six percent (6%) per annum. In the event of a dispute as to whether a repair is capital or a replacement is needed, the parties shall use best efforts to mutually agree, however, if the parties cannot agree within thirty (30) days of one party’s written notice to the other regarding such capital repair or replacement, then the parties shall each choose within five (5) business days a third-party engineer and the two third-party engineers shall mutually agree, within five (5) business days thereafter, on a third-party engineer whose determination as to whether the repair is capital in nature or replacement is necessary shall be binding on the parties. If any party does not timely choose a third-party engineer, the determination of the party’s engineer who is chosen, shall be binding upon the parties.

13.4 Tenant Self-Help for Emergency Repairs. Notwithstanding the foregoing, in the case of a Tenant Emergency Situation, Tenant shall use reasonable efforts to give prior notice (which may be oral) of its performance, if reasonably feasible under the circumstances, but shall in all events give Landlord prompt notice of such Tenant Emergency Situation through the Prism software portal (or its replacement, as the case may be) and Tenant shall have the right to make such temporary, emergency repairs to those portions of the Premises which are Landlord’s responsibility (but only to the extent reasonably necessary to prevent imminent threat of injury to persons or damage to Tenant’s equipment, inventory, or other property at the Premises). As used herein, “Tenant Emergency Situation” means a situation involving an imminent threat of injury to persons or material damage to Tenant’s equipment, inventory, or other property.

13.5 Reimbursement and Offset. Landlord shall reimburse Tenant for Tenant’s reasonable and actual out-of-pocket costs incurred in connection with such emergency repairs within thirty (30) days after Tenant’s delivery of written demand together with reasonable evidence of such costs. If Landlord fails to reimburse Tenant within such period, Tenant may withhold and offset (i.e., credit) the unreimbursed amount against Base Rent next due and thereafter until reimbursed in full.

ARTICLE 14

ALTERATIONS

Tenant shall not, without the prior written consent of Landlord (which consent shall not be unreasonably withheld, conditioned, or delayed), make any alterations, additions or improvements to the Premises (collectively, “Alterations”) that affect the roof, structural components of the Building, or Building-wide mechanical, electrical, plumbing, or life-safety systems, or which exceed One Hundred Thousand and No/100 Dollars ($100,000.00) in cost in the aggregate in any twelve (12) consecutive month period during the Term; provided however, Tenant shall have the right to perform, without Landlord’s consent, Alterations that are not visible from the exterior of the Premises, do not affect the roof, structural components, or Building systems, do not require a building permit, and the cost of which does not exceed One Hundred Thousand and 00/100 Dollars ($100,000.00) in any one instance (“Non-Consent Alterations”), provided that at least ten (10) business days’ advance notice has been given to Landlord in each instance. Alterations shall include the installation of racking in the Premises. If Landlord consents to the installation of racking, Landlord may require the racking to be located in such areas within the Premises so as to not interfere with any sprinkler systems and, depending upon the type of product stored on the racking, the sprinkler system may be required to run in the racking. At the time of granting consent for any Alteration, Landlord must specify in writing if any such Alteration must be removed by Tenant at the end of the Term (“Specific Removals”); if Landlord fails to designate an Alteration as a Specific Removal, then such Alteration shall become the property of Landlord and shall be surrendered with the Premises. If Landlord consents to such Alterations before commencement of the work or delivery of any materials onto the Premises, Tenant shall furnish to Landlord for approval plans and specifications, names and addresses of contractors, copies of contracts, necessary permits and licenses, and instruments of indemnification against any and all claims, costs, expenses, damages and liabilities which may arise in connection with such work, all in such form, substance and amount as may be reasonably satisfactory to Landlord. All Alterations shall be installed in a good, workmanlike manner, and only new, high-grade materials shall be used. All Alterations which affect the roof or the Building Systems shall be done only by contractors or mechanics approved by Landlord (such approval not to be unreasonably withheld) and shall be subject to Landlord’s reasonable scheduling requirements. Tenant further agrees to hold Landlord harmless from any and all liabilities of every kind and description which may arise out of or be connected in any way with said Alterations, including reasonable attorneys’ fees and costs of litigation. Before commencing any work in connection with such Alterations that are not Non-Consent Alterations, Tenant shall furnish Landlord with certificates of insurance from all contractors performing labor or furnishing materials (which certificates shall name the Additional Insureds (as hereinafter defined) as additional insureds), insuring Landlord against any and all liabilities which may arise out of or be connected in any way with said Alterations (which additional insured status shall apply to ongoing and completed operations) (“Contractor’s Insurance”). Tenant shall pay the cost of all such Alterations and also the cost of decorating the Premises occasioned by such Alterations, including the cost of labor and materials, contractors’ profit, overhead and general conditions. Upon completing any Alterations that are not Non-Consent Alterations, Tenant shall furnish Landlord with contractors’ affidavits, in form required by law, full and final waivers of lien and receipted bills covering all labor and materials expended and used, all close-out documents, including any and all drawings and plans related thereto. All Alterations shall comply with all insurance requirements and with all Legal Requirements.

ARTICLE 15

ASSIGNMENT AND SUBLETTING

15.1 Assignment and Subletting. Tenant shall not, without the prior written consent of Landlord in each instance (which consent shall not be unreasonably withheld, conditioned or delayed): (a) assign, transfer, mortgage, pledge, hypothecate or encumber, or subject to or permit to exist upon or be subjected to any lien or charge, this Lease or any interest under it (each a “Transfer”); (b) allow to exist or occur any transfer of or lien upon this Lease or Tenant’s interest herein by operation of law; (c) sublet the Premises or any part thereof; or (d) permit the use or occupancy of the Premises or any part thereof for any purpose not provided for under Article 6 of this Lease, for any use not permitted by local zoning ordinance as a matter of right, or by anyone other than Tenant and Tenant’s employees. In no event shall this Lease be assigned or assignable by voluntary or involuntary bankruptcy proceedings or otherwise, and in no event shall this Lease or any rights or privileges hereunder be an asset of Tenant under any bankruptcy, insolvency or reorganization proceedings. In connection with Tenant seeking Landlord’s consent with respect to any event described in this Section 15.1(a) through (d) above (“Landlord Required Consent Event”), Tenant shall (i) pay Landlord (regardless of whether Landlord provides its consent thereto) a review fee in the amount of One Thousand Five Hundred and 00/100 Dollars ($1,500.00) in connection with any proposed Transfer, and, in addition, shall pay Landlord’s reasonable outside counsel legal fees incurred in connection with such review not to exceed One Thousand Five Hundred and 00/100 Dollars ($1,500.00), and (ii) by notice in writing, first advise Landlord of the intended Landlord Required Consent Event, on and after a stated date (which shall not be less than sixty (60) days after the date of Tenant’s notice). Tenant’s said notice shall state the name and address of the proposed subtenant, assignee or otherwise, as applicable, and a true and complete copy of the proposed sublease, assignment or other applicable document to consummate the Landlord Required Consent Event, and sufficient information so as to permit Landlord to determine the financial responsibility and character of the proposed subtenant, assignee or otherwise, shall be delivered to Landlord with said notice.

15.2 Tenant to Remain Obligated. Consent by Landlord to any assignment, subletting, use, occupancy or transfer shall not operate to relieve Tenant from any covenant or obligation hereunder, including, without limitation, Tenant’s obligations with respect to payment of Rent, except to the extent, if any, expressly provided for in such consent, or be deemed to be a consent to or relieve Tenant from obtaining Landlord’s consent to any subsequent assignment, transfer, lien, charge, subletting, use or occupancy. Tenant shall pay all of Landlord’s costs, charges and expenses, including attorneys’ fees, incurred in connection with any assignment, transfer, lien, charge, subletting, use or occupancy made or requested by Tenant. Tenant agrees that all advertising by Tenant or on Tenant’s behalf with respect to the assignment of this Lease or subletting of space must be approved in writing by Landlord prior to publication. Notwithstanding the foregoing, Landlord shall have no right to recapture the Premises, terminate this Lease, or materially modify the economic terms of this Lease in connection with any assignment or sublease permitted under this Article 15.

15.3 Intentionally Omitted.

15.4 Permitted Transfer. Notwithstanding anything to the contrary contained in Article 15, Tenant may assign its entire interest under this Lease or sublease all or a portion of the Premises without the consent of Landlord and without the sharing of any excess rent or other consideration (each a “Permitted Transfer”) to any person or entity controlling, controlled by or under common control with Tenant (collectively for purposes of this Article 15.4 only, an “Affiliate”) or to any entity resulting from a merger or consolidation with Tenant or to which Tenant is a party, or to any person or entity which acquires all or substantially all of the assets of Tenant’s business (or ownership interests of Tenant) as a going concern (collectively with an Affiliate, a “Successor Entity”), but subject to the remainder of the requirements of this Article 15.4, provided that all of the following conditions are satisfied in Landlord’s reasonable discretion: (i) no uncured Default exists under this Lease; (ii) Tenant shall give Landlord written notice of the Permitted Transfer not less than ten (10) days prior to the effective date of the proposed transfer, along with all applicable documentation and other information necessary for determining whether the conditions of this Article 15.4 have been satisfied; (iii) Tenant shall not be released from any liability under this Lease, whether past, present or future by reason of such assignment or sublease; (iv) in the event of an assignment, the Affiliate or the Successor Entity, as the case may be, assumes this Lease by a written assumption agreement delivered to Landlord, in a form reasonably acceptable to Landlord, prior to the effective date of such assignment; and (v) in the event of an assignment to a Successor Entity (other than an Affiliate), such Successor Entity is a nationally recognized company that can reasonably demonstrate the financial capacity to perform all of Tenant’s obligations under this Lease for the remainder of the Term, taking into account all applicable Rent, Operating Expenses, and other monetary obligations hereunder, without a history of material lease defaults. Simultaneously with Tenant’s notice of the Permitted Transfer, Tenant shall remit payment to Landlord in the amount of Seven Thousand Five Hundred and 00/100 Dollars ($7,500.00) to compensate Landlord for its analysis to investigate whether the Permitted Transfer meets the criteria set forth in this Section 15.4. For purposes of this Lease, an Affiliate or Successor Entity who receives a Permitted Transfer is referred to individually as a “Permitted Transferee”. In no event shall any Permitted Transfer release or relieve Tenant or any guarantor from any obligation under this Lease or any liability hereunder. Notwithstanding anything herein to the contrary in this Lease, all options, rights, and privileges of Tenant under this Lease, including, without limitation, the Options to Renew, the Right of First Refusal, and all other expansion, termination, or similar rights, shall inure to the benefit of any Permitted Transferee.

15.5 Intentionally Omitted.

ARTICLE 16

WAIVER OF CERTAIN CLAIMS; INDEMNITY BY TENANT

16.1 Waiver of Certain Claims. To the extent not expressly prohibited by law, Tenant releases Landlord and its agents, servants and employees, from and waives all claims for damages to person or property sustained by Tenant, or by any other person, resulting directly or indirectly from fire or other casualty, cause or any existing or future condition, defect, matter or thing in or about the Property, or from any equipment or appurtenance therein, or from any accident in or about the Property, or from any act or neglect of any other person, including Landlord’s agents and servants; provided, however, that the foregoing release and waiver shall not apply to claims arising from the gross negligence or willful misconduct of Landlord or its agents, servants or employees. This Article 16.1 shall apply especially, but not exclusively, to damage caused by water, snow, frost, steam, excessive heat or cold, sewerage, gas, odors or noise, or the bursting or leaking of pipes or plumbing fixtures, broken glass, sprinkling or air conditioning devices or equipment, or flooding of basements, and shall apply without distinction as to the person whose act or neglect was responsible for the damage and whether the damage was due to any of the acts specifically enumerated above or from any other thing or circumstance, whether of a like nature or of a wholly different nature.

16.2 Damage Caused by Tenant’s Neglect. If any damage to the Premises, or any equipment or appurtenance thereon, results from any act or neglect of Tenant, its subtenants and assignees, and their respective Affiliates, members, managers, partners, directors, officers, employees, shareholders, lenders, agents, contractors, subcontractors, vendors, guests, invitees and their respective successors and assigns (each, a “Tenant Party”), Tenant shall be liable therefor, and Landlord may at its option repair such damage, and Tenant shall upon demand by Landlord reimburse Landlord for all costs of repairing such damage in excess of amounts, if any, paid to Landlord under insur-ance covering such damage.

16.3 Tenant Responsible for Personal Property. All personal property belonging to Tenant shall be there at the risk of Tenant, and Landlord shall not be liable for damage thereto or theft or misappropriation thereof.

16.4 Indemnification. To the fullest extent not expressly prohibited by law, Tenant agrees to hold Landlord, Landlord’s affiliates, and the Additional Insureds (defined below), and each of their respective members, managers, partners, officers, shareholders, directors, agents and employees, harmless, and to indemnify and defend each of them against any and all losses, damages, claims, suits, actions, judgments, liabilities and expenses, including, without limitation, environmental damages and remediation expenses, and reasonable attorneys’ fees and court or defense costs (collectively, “Losses”), arising out of, or with respect to, (i) any Default or any breach of any warranty or representation under this Lease by any Tenant Party; (ii) any injury to, or death of, persons and/or any damage to, or destruction, theft or misappropriation of, property, or other Losses on or about the Premises; (iii) any delivery to or service supplied to the Premises, or any act or omission done or permitted by any Tenant Party in or about the Premises or as otherwise specifically provided in this Lease; (iv) any negligence or willful misconduct of any Tenant Party on the Property; and (v) violation of Law by any Tenant Party. Without limiting the generality of the foregoing, Tenant’s obligation to indemnify Landlord hereunder shall include the duty to defend against any claims asserted by reason of any such Losses and to pay any judgments, settlements, costs, fees and expenses, including attorneys’ fees, incurred in connection therewith. The foregoing indemnification shall not apply to the extent such Losses are caused by the gross negligence or willful misconduct of Landlord or any Landlord Party. The provisions of this paragraph shall survive the expiration or termination of this Lease.

ARTICLE 17

DAMAGE OR DESTRUCTION BY CASUALTY

17.1 Damage to Premises. In the event the Premises are damaged by fire or other casualty or cause either insured by Landlord or insurable under the insurance required to be carried by Landlord under this Lease (an “Insurable Casualty”), Landlord agrees to promptly restore and repair the Premises at Landlord’s expense. Notwithstanding the foregoing, in the event that the Premises are damaged to an extent that such damage (i) materially and adversely impacts Tenant’s ordinary use of the Premises and (ii) the estimated period to complete rebuilding or repairs to a condition that does not materially and adversely impact Tenant’s ordinary use of the Premises (the “Estimated Restoration Period”) exceeds two hundred seventy (270) days from the date of the occurrence of damage (as reasonably determined by Landlord), then Landlord and Tenant shall each have the right to terminate this Lease by giving written notice to the other party within thirty (30) days of receipt of written notice of the determination of the Estimated Restoration Period, in which event this Lease shall terminate and the Rent (whether Base Rent, Operating Expense, CAM and Taxes Amount or other additional rent) shall be abated for the unexpired portion of this Lease, effective as of the date of the occurrence of damage. Landlord shall deliver to Tenant written notice of Landlord’s informed estimate of the Estimated Restoration Period within sixty (60) days of the occurrence of damage. Notwithstanding anything contained in this Article 17 to the contrary, Tenant shall have no right to terminate this Lease if the fire or other casualty was caused by the negligence or willful misconduct of Tenant or any of its employees, agents or invitees.

17.2 Restoration. If the Premises are damaged by an Insurable Casualty, but the Estimated Restoration Period is less than the applicable period set forth in Article 17.1 above, or if Landlord and Tenant have a right to terminate this Lease pursuant to Article 17.1 but neither Landlord nor Tenant exercises its right to terminate this Lease as provided in Article 17.1, then this Lease shall not terminate, and Landlord shall, at its sole cost, make such repair or restoration of the Premises (excluding any Alterations and any of Tenant’s property) to the approximate condition existing prior to such damage, promptly and in such manner as not to unreasonably interfere with Tenant’s use and occupancy of the Premises (if Tenant is still occupying the Premises) and, in connection therewith, Landlord has the right to collect and use all insurance proceeds payable for such loss, provided however, Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof. Without limiting Landlord’s obligations under the preceding sentence, all repair, restoration and rebuilding shall be substantially completed within the relevant Estimated Restoration Period (subject to extension for force majeure), and if such repair, restoration and rebuilding is not substantially completed within the relevant Estimated Restoration Period (subject to extension for any such force majeure), and provided there are two (2) years or less remaining on the term of this Lease, Tenant shall have the right, as its sole and exclusive remedy, to terminate this Lease by delivering written notice of such termination to Landlord no earlier than sixty (60) days after the expiration of the relevant Estimated Restoration Period (subject to extension for any such force majeure) unless said repair is substantially completed prior to Tenant’s delivery of said termination notice. Rent shall proportionately abate during the time that the Premises or any part thereof cannot be reasonably used by Tenant in the ordinary conduct of its business by reason of any such damage thereto (or the resulting restoration or repair work).

17.3 Uninsured Casualty. Notwithstanding any contrary provision contained herein, if the Premises are damaged and either (a) the cause of such damage is not an Insurable Casualty, or (b) any Mortgagee entitled to insurance proceeds fails to make such proceeds available to Landlord in an amount sufficient for restoration, or (c) there is less than two (2) years of the Term remaining, then Landlord shall not be required to rebuild or repair such damage; provided, however, that if Landlord elects not to repair such damage, Landlord shall notify Tenant of such election within sixty (60) days of the date of occurrence of damage and, in such event, either party may terminate this Lease effective as of the date of the occurrence of damage by delivering written notice of such termination to the other party within thirty (30) days of Tenant’s receipt of Landlord’s notice not to repair.

ARTICLE 18

EMINENT DOMAIN

18.1 Taking of Whole. If the whole of the Premises shall be taken or condemned (which shall include for purposes of this Article 18 any deed granted by Landlord in lieu of condemnation) for a public or quasipublic use or purpose by a competent authority, or if such a portion of the Premises shall be so taken that, as a result thereof, in the reasonable opinion of Landlord or Tenant the balance cannot be used for the same purpose and with substantially the same utility to Tenant as immediately prior to such taking, or if the taking is material and substantial and a party elects (subject to the consent of any mortgagee whose consent thereto is required) to terminate this Lease, which election shall be made by giving written notice thereof to the other party within thirty (30) days after delivery of possession to the condemning authority, then in any of such events, the Term shall terminate upon delivery of possession to the condemning authority, and any award, compensation or damages (hereinafter sometimes called the “Award”) shall be paid to and be the sole property of Landlord, whether the Award shall be made as compensation for diminution of the value of the leasehold estate or the fee of the Premises or otherwise and Tenant hereby assigns to Landlord all of Tenant’s right, title and interest in and to any and all of the Award; provided, however, that Tenant shall have the right to make a separate claim for and recover from the condemning authority (i) any moving expenses incurred by Tenant as a result of such taking, (ii) the value of any Alteration made by Tenant to the Premises, (iii) the value of any Tenant property taken, and (iv) any business damages. Tenant shall continue to pay Rent and other charges hereunder until the Lease is terminated.

18.2 Partial Taking. If only a part of the Premises shall be so taken or condemned, but this Lease is not terminated pursuant to Article 18.1 hereof, Landlord shall, to the extent of the Award it receives, repair and restore the Premises and all improvements thereon within sixty (60) days after the taking. Rent shall be abated in proportion to the amount of the Building Tenant is unable to use or access prior to the full restoration and repair of the Premises. Landlord shall promptly and diligently proceed to make a complete architectural unit of the remainder of the improvements and restore the same to as good as or better condition that existed prior to the taking. Any portion of the Award as may not have to be expended for such repairing or restoration shall be retained by Landlord.

ARTICLE 19

DEFAULT

19.1 Events of Default. The occurrence of any one or more of the following matters constitutes a default (“Default”) by Tenant under this Lease:

(a) failure by Tenant to pay any Base Rent, Operating Expense, CAM and Taxes Amount or any other moneys required to be paid by Tenant under this Lease within five (5) days after written notice that same is due; provided, however, that Landlord shall not be required to provide such written notice more than one (1) time in any twelve (12) month period, and thereafter Tenant shall be in Default upon any failure to pay such amount when due without further notice;

(b) failure by Tenant to observe or perform any of the covenants in respect of assignment and subletting set forth in Article 15;

(c) failure by Tenant to comply with Tenant’s warranties, representations and covenants set forth in Article 27, if Tenant shall fail to commence corrective action with respect to such failure within ten (10) days after notice thereof to Tenant and thereafter diligently prosecute such corrective action to completion;

(d) failure by Tenant to cure forthwith, after receipt of notice from Landlord, any hazardous condition which Tenant has created in violation of any Legal Requirements or of this Lease;

(e) failure by Tenant to observe or perform any other covenant, agreement, condition or provision of this Lease, if such failure shall continue for thirty (30) days after notice thereof to Tenant;

(f) the levy upon under writ of execution or the attachment by legal process of the leasehold interest of Tenant, or the filing or creation of a lien in respect of such leasehold interest, which lien shall not be released or discharged within thirty (30) days from Tenant’s receipt of written notice of the filing of such lien;

(g) Tenant or any guarantor of this Lease becomes insolvent or bankrupt, or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a trustee or receiver for Tenant or any guarantor of this Lease or for the major part of its property;

(h) a trustee or receiver is appointed for Tenant or any guarantor of this Lease or for the major part of either of Tenant or such guarantor’s property, as applicable, and is not discharged within sixty (60) days after such appointment;

(i) bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings for relief under any bankruptcy law or similar law for the relief of debtors, are instituted (i) by Tenant or any guarantor of this Lease, or (ii) against Tenant or any guarantor of this Lease and are allowed against it or are consented to by it or are not dismissed within sixty (60) days after such institution; or

(j) Intentionally Omitted.

(k) any default by Tenant, beyond any applicable notice and cure period, under any other lease or agreement between Tenant and Landlord.

19.2 Rights and Remedies of Landlord. If a Default occurs, Landlord shall have the rights and remedies hereinafter set forth, which shall be distinct, separate and cumulative and shall not operate to exclude or deprive Landlord of any other right or remedy allowed it by law or in equity:

(a) Landlord may terminate this Lease by giving to Tenant notice of Landlord’s election to do so, in which event the Term of this Lease shall end, and all right, title and interest of Tenant hereunder shall expire on the date stated in such notice;

(b) Landlord may terminate the right of Tenant to possession of the Premises without terminating this Lease by giving notice to Tenant that Tenant’s right of possession shall end on the date stated in such notice, whereupon the right of Tenant to possession of the Premises or any part thereof shall cease on the date stated in such notice;

(c) Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease; and

(d) Landlord may perform the obligation which is the subject of such Default for the account and at the expense of Tenant. All costs incurred by Landlord in performing such obligation, plus an administrative fee equal to five percent (5%) of such costs, plus all attorneys’ fees and expenses of Landlord incurred in enforcing any of the obligations of Tenant under this Lease shall become additional rent hereunder and shall be due and payable by Tenant on demand.

19.3 Right to Re-Enter. If Landlord exercises either of the remedies provided for in subparagraphs (a) and (b) of the foregoing Article 19.2, Tenant shall surrender possession and vacate the Premises and immediately deliver possession thereof to Landlord, and Landlord may re-enter and take complete and peaceful possession of the Premises, with or without process of law, full and complete license so to do being hereby granted to Landlord, and Landlord may remove all occupants and property therefrom, using such force as may be necessary, without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without relinquishing Landlord’s right to Rent or any other right given to Landlord hereunder or by operation of law.

19.4 Current Damages. If Landlord terminates the right of Tenant to possession of the Premises without terminating this Lease, Landlord shall have the right to immediate recovery of all amounts then due hereunder. Such termination of possession shall not release Tenant, in whole or in part, from Tenant’s obligation to pay the Rent hereunder for the full Term, and Landlord shall have the right, from time to time, to recover from Tenant, and Tenant shall remain liable for, all Base Rent, Operating Expense, CAM and Taxes Amount and any other sums accruing as they become due under this Lease during the period from the date of such notice of termination of possession to the stated end of the Term. In any such case Landlord may relet the Premises or any part thereof for the account of Tenant for such rent, for such time (which may be for a term extending beyond the Term of this Lease) and upon such terms as Landlord shall determine and collect the rents from such reletting. Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant relative to such reletting. Also, in any such case, Landlord may make repairs, alterations and additions in or to the Premises and redecorate the same to the extent deemed by Landlord necessary or desirable and, in connection therewith, change the locks to the Premises, and Tenant shall upon demand pay the cost of all the foregoing together with Landlord’s expenses of reletting. The rents from any such reletting shall be applied first to the payment of the expenses of reentry, redecoration, repair and alterations and the expenses of reletting (including brokers’ commissions and attorneys’ fees), and second to the payment of Rent herein provided to be paid by Tenant. Any excess or residue shall operate only as an offsetting credit against the amount of Rent due and owing as the same thereafter becomes due and payable hereunder, and the use of such offsetting credit to reduce the amount of Rent due Landlord, if any, shall not be deemed to give Tenant any right, title or interest in or to such excess or residue, and any such excess or residue shall belong to Landlord solely, and in no event shall Tenant be entitled to a credit on its indebtedness to Landlord in excess of the aggregate sum (including Base Rent and Operating Expense, CAM and Taxes Amount) which would have been paid by Tenant for the period for which the credit to Tenant is being determined, had no Default occurred. No such reentry or repossession, repairs, alterations and additions, or reletting shall be construed as an eviction or ouster of Tenant or as an election on Landlord’s part to terminate this Lease, unless a written notice of such intention shall be given to Tenant, or shall operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, and Landlord may, at any time and from time to time, sue and recover judgment for any deficiencies from time to time remaining after the application from time to time of the proceeds of any such reletting.

19.5 Final Damages. If this Lease is terminated by Landlord as provided for by subparagraph (a) of Article 19.2, Landlord shall be entitled to recover from Tenant all Rent accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by Tenant or for which Tenant is liable or in respect of which Tenant has agreed to indemnify Landlord under any of the provisions of this Lease, which may be then owing and unpaid, and all costs and expenses, including court costs and attorneys’ fees, incurred by Landlord in the enforcement of its rights and remedies hereunder, and, in addition, Landlord shall be entitled to recover as damages for loss of the bargain and not as a penalty: (a) the unamortized portion of any brokerage commissions paid by Landlord as a result of this Lease and of Landlord’s contribution to the cost of tenant improvements and alterations, if any, installed by either Landlord or Tenant pursuant to this Lease or any work letter executed in connection herewith; (b) the aggregate sum which at the time of such termination represents the excess, if any, of the present value of the aggregate rents which would have been payable after the termination date had this Lease not been terminated, including, without limitation, Base Rent at the annual rate or respective annual rates for the remainder of the Term provided for in Article 3 of this Lease or elsewhere herein and the amount projected by Landlord to represent Operating Expense, CAM and Taxes Amount for the remainder of the Term over the then-present value of: the then-aggregate fair rental value of the Premises for the balance of the Term, such present worth to be computed in each case on the basis of a five percent (5%) per annum discount from the respective dates upon which such rentals would have been payable hereunder had this Lease not been terminated; and (c) any damages in addition thereto, including reasonable attorneys’ fees and court costs, which Landlord shall have sustained by reason of the breach of any of the covenants of this Lease other than for the payment of Rent.

19.6 CONFESSION OF JUDGMENT FOR EJECTMENT.

(a) Money. Intentionally deleted.

(b) Ejectment. IF, DURING THE TERM, TENANT HAS DEFAULTED UNDER SECTIONS 19.1(A), (D), (G), (H), OR (I) OF THIS LEASE AND SUCH DEFAULT IS NOT CURED WITHIN THE APPLICABLE NOTICE AND CURE PERIOD SET FORTH IN THIS LEASE (“ORIGINAL CURE PERIOD”), BEFORE LANDLORD MAY AVAIL ITSELF OF THE REMEDY SET FORTH IN THIS SECTION 19.6, LANDLORD SHALL SEND TENANT A SECOND WRITTEN NOTICE OF SUCH DEFAULT IN ACCORDANCE WITH ARTICLE 26, WHICH NOTICE SHALL BE DELIVERED BY PERSONAL DELIVERY OR OVERNIGHT COURIER AND SHALL STATE, IN ALL CAPITAL LETTERS AND IN BOLD TYPE, THAT LANDLORD INTENDS TO EXERCISE ITS CONFESSION OF JUDGMENT RIGHTS UNDER THIS SECTION 19.6 IF SUCH DEFAULT IS NOT CURED WITHIN THE SECOND CURE PERIOD (AS HEREINAFTER DEFINED). IF TENANT FAILS TO CURE SUCH DEFAULT WITHIN FORTY-FIVE (45) DAYS AFTER THE DATE TENANT RECEIVES SUCH SECOND NOTICE (“SECOND CURE PERIOD”), LANDLORD MAY AVAIL ITSELF OF THIS CONFESSION OF JUDGMENT AS FOLLOWS:

TENANT HEREBY AUTHORIZES AND EMPOWERS THE PROTHONOTARY OR ANY ATTORNEY OF ANY COURT OF RECORD WITHIN THE COMMONWEALTH OF PENNSYLVANIA OR ELSEWHERE AFTER THE EXPIRATION OF THIS LEASE OR THE EXPIRATION OF THE SECOND CURE PERIOD WITH RESPECT TO A DEFAULT UNDER SECTIONS 19.1(A), (D), (G), (H), OR (I) OF THIS LEASE TO APPEAR FOR TENANT TO FILE AN AGREEMENT FOR ENTERING IN ANY COURT OF COMPETENT JURISDICTION AN AMICABLE ACTION FOR CONFESSION OF JUDGMENT IN EJECTMENT AGAINST TENANT AND ALL PERSONS CLAIMING UNDER TENANT FOR THE RECOVERY BY LANDLORD OF POSSESSION OF THE PREMISES, FOR WHICH THIS LEASE OR A TRUE AND CORRECT COPY THEREOF SHALL BE A SUFFICIENT WARRANT, WHEREUPON, IF LANDLORD SO DESIRES, A WRIT OF POSSESSION MAY ISSUE FORTHWITH, WITHOUT ANY PRIOR WRIT OR PROCEEDINGS WHATSOEVER, AND PROVIDED THAT IF FOR ANY REASON AFTER SUCH ACTION SHALL HAVE BEEN COMMENCED THE SAME SHALL BE TERMINATED AND POSSESSION REMAIN IN OR BE RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT UPON ANY SUBSEQUENT DEFAULT UNDER SECTIONS 19.1(A), (D), (G), (H), OR (I) OF THIS LEASE THAT REMAINS UNCURED FOLLOWING THE ORIGINAL CURE PERIOD AND THE SECOND CURE PERIOD, OR UPON THE TERMINATION OR EXPIRATION OF THIS LEASE AS HEREINBEFORE SET FORTH, TO BRING ONE OR MORE AMICABLE ACTION OR ACTIONS AS HEREINBEFORE SET FORTH TO RECOVER POSSESSION BY CONFESSION OF JUDGMENT AS AFORESAID, NO SINGLE EXERCISE OF THE FOREGOING POWER TO CONFESS JUDGMENT SHALL BE DEEMED TO EXHAUST THAT POWER, WHETHER OR NOT ANY SUCH EXERCISE SHALL BE HELD BY ANY COURT TO BE VALID, VOIDABLE OR VOID, BUT THE POWER SHALL CONTINUE UNDIMINISHED AND IT MAY BE EXERCISED FROM TIME TO TIME AND AS OFTEN AS LANDLORD SHALL ELECT. THE FOREGOING WARRANTS OF ATTORNEY MAY BE EXERCISED SOLELY UPON A DEFAULT UNDER SECTIONS 19.1(A), (D), (G), (H), OR (I) OF THIS LEASE THAT REMAINS UNCURED AFTER EXPIRATION OF THE SECOND CURE PERIOD OR AFTER THE EXPIRATION OF THIS LEASE; PROVIDED, HOWEVER, THAT LANDLORD SHALL NOT EXERCISE THE FOREGOING WARRANT WITH RESPECT TO ANY DEFAULT FOR FAILURE TO PAY RENT WHERE THE AGGREGATE AMOUNT OF RENT OWED TO LANDLORD IS LESS THAN TEN THOUSAND AND 00/100 DOLLARS ($10,000.00).

(c) Execution on Judgment. TENANT HEREBY AUTHORIZES AND EMPOWERS THE PROTHONOTARY OR ANY ATTORNEY OF ANY COURT OF RECORD OR THE SHERIFF WITHIN THE COMMONWEALTH OF PENNSYLVANIA OR ELSEWHERE, TO TAKE ALL ACTION ALLOWED BY OR PROVIDED FOR IN THE PENNSYLVANIA RULES OF CIVIL PROCEDURE OR OTHER APPLICABLE RULES OF CIVIL PROCEDURE TO EXECUTE ON ANY JUDGMENT ENTERED AGAINST TENANT PURSUANT TO THE CONFESSION OF JUDGMENT SET FORTH ABOVE WITHOUT PRIOR NOTICE OR HEARING OF ANY NATURE WHATSOEVER, WAIVING ALL LAWS EXEMPTING REAL OR PERSONAL PROPERTY FROM EXECUTION, TO THE EXTENT THAT SUCH LAWS MAY LAWFULLY BE WAIVED BY TENANT. NO SINGLE EXERCISE OF THE FOREGOING POWER TO EXECUTE ON JUDGMENT WITHOUT A HEARING SHALL BE DEEMED TO EXHAUST THE POWER, WHETHER OR NOT ANY SUCH EXERCISE SHALL BE HELD BY ANY COURT TO BE VALID, VOIDABLE OR VOID, BUT THE POWER SHALL CONTINUE UNDIMINISHED AND IT MAY BE EXERCISED FROM TIME TO TIME AS OFTEN AS LANDLORD SHALL ELECT UNTIL SUCH TIME AS LANDLORD SHALL HAVE RECEIVED PAYMENT IN FULL OF THE RENT, OBLIGATIONS, INTEREST AND COSTS AND ALL AMOUNTS PAYABLE UNDER THIS LEASE OR EXCLUSIVE POSSESSION OF THE PREMISES, AS THE CASE MAY BE.

(d) Voluntary, Intelligent and Knowing Waiver. BY SIGNING THIS INSTRUMENT TENANT HEREBY ACKNOWLEDGES THAT IT HAS READ, HAS HAD THE OPPORTUNITY TO HAVE IT REVIEWED BY LEGAL COUNSEL, UNDERSTANDS AND AGREES TO THE PROVISIONS CONTAINED HEREIN, INCLUDING THE POWER TO EXECUTE ON JUDGMENT WITHOUT A HEARING, AND UNDERSTANDS THAT THE POWER TO EXECUTE ON A JUDGMENT WITHOUT A HEARING CONSTITUTES A WAIVER OF RIGHTS IT OTHERWISE WOULD HAVE TO PRIOR NOTICE AND A HEARING BEFORE EXECUTION ON A JUDGMENT, AND THAT EXCLUSIVE POSSESSION OF THE PREMISES MAY BE GRANTED TO LANDLORD, REGARDLESS OF ANY CLAIM THAT THE TENANT MAY HAVE AGAINST THE LANDLORD. TENANT VOLUNTARILY, INTELLIGENTLY AND KNOWINGLY WAIVES THESE RIGHTS AND EXPRESSLY AGREES AND CONSENTS TO LANDLORD TAKING THE ACTIONS HEREIN CONTAINED. TENANT ACKNOWLEDGES AND AGREES THAT (I) THE FOREGOING WARRANTS OF ATTORNEY TO CONFESS JUDGMENT WERE AND ARE GIVEN IN CONNECTION WITH A COMMERCIAL TRANSACTION, (II) LANDLORD’S EXERCISE OF THE WARRANTS OF ATTORNEY AS PROVIDED THEREIN IS IN ACCORDANCE WITH TENANT’S REASONABLE EXPECTATIONS, AND (III) TENANT’S AGREEMENT TO THE PROVISIONS OF THIS SECTION AND ALL ITS SUBPARTS REGARDING CONFESSION OF JUDGMENT AGAINST TENANT IS A CONDITION TO LANDLORD’S EXECUTION OF THE LEASE, WHICH EXECUTION BY LANDLORD IS BENEFICIAL TO TENANT.

INTENDING TO BE LEGALLY BOUND HEREBY, TENANT VOLUNTARILY, INTELLIGENTLY AND KNOWINGLY ACKNOWLEDGES AND AGREES TO THE PROVISIONS OF THIS SECTION 19.6.

TENANT:

AGILITY ROBOTICS, INC.

By:	/s/ Jennifer Hunter
Name:	Jennifer Hunter
Title:	Chief Operating Officer

19.7 Removal of Personal Property. All property of Tenant removed from the Premises by Landlord pursuant to any provisions of this Lease or of law may be handled, removed or stored by Landlord at the cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay Landlord for all expenses incurred by Landlord in such removal and storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. All such property not removed from the Premises or retaken from storage by Tenant within thirty (30) days after the end of the Term, however terminated, shall, at Landlord’s option, be conclusively deemed to have been “abandoned” or conveyed by Tenant to Landlord as by bill of sale without further payment or credit by Landlord to Tenant. In such event, Landlord may dispose of such property in any manner Landlord wishes and Tenant shall reimburse Landlord for all costs incurred for disposal, together with all costs or repairs required because of removal of all or any such abandoned property.

19.8 Attorneys’ Fees. In any action or proceeding arising out of or in connection with this Lease, the prevailing party shall be entitled to recover its reasonable costs, charges and expenses, including court costs and attorneys’ fees, from the non-prevailing party. As used herein, the term “prevailing party” shall mean the party which obtains the principal relief it has sought, whether by compromise settlement or judgment. The rights and obligations under this Article 19.8 shall apply mutually to Landlord and Tenant.

For the avoidance of doubt, an action or proceeding “arising out of or in connection with this Lease” includes any costs of Tenant related to defending claims arising out of (a) the gross negligence or willful misconduct of Landlord or any Landlord Party, or (b) the condition of the Premises or the Property existing prior to the Commencement Date.

The provisions of this Article 19.8 shall survive the expiration or termination of this Lease.

19.9 Assumption or Rejection in Bankruptcy. If Tenant shall be adjudged bankrupt or if a trustee-in-bankruptcy shall be appointed for Tenant, Landlord and Tenant agree, to the extent permitted by law, to request that the trustee in bankruptcy shall determine within sixty (60) days thereafter whether to assume or reject this Lease.

19.10 Landlord’s Conditional Right to Recapture. In the event that Tenant vacates or abandons the Premises or the Premises ceases to be operated for business for a period in excess of thirty (30) consecutive days (other than any cessation of operations resulting from remodeling, casualty, taking, Force Majeure, or a planned shutdown of which Tenant has given Landlord prior written notice), provided that Tenant gives Landlord prompt written notice of such vacation or abandonment and thereafter Tenant arranges for a representative of Tenant to enter the Premises not less frequently than once per week during the remainder of the Term to inspect the physical condition and security of the Premises and to promptly report any damage or issues that need to be addressed, and Tenant thereafter promptly repairs any damage or otherwise addresses any issues arising from the Premises being vacant, Landlord shall not have the right to recapture the Premises. However, if Tenant fails to repair any damage or address any such issues within thirty (30) days after written notice thereof from Landlord (or, if such repair cannot reasonably be completed within such period, if Tenant fails to commence such repair within such period and thereafter diligently prosecute the same to completion), Landlord shall thereafter prior to Tenant’s resumption of business operations from the Premises have the right to terminate this Lease effective upon thirty (30) days prior written notice to Tenant, at no additional cost to Landlord as if the date set forth in Landlord’s notice was the Expiration Date, and neither party shall have any further obligations under the Lease, except for any indemnities specifically stated to survive; provided, however, that any such termination notice shall be void and of no effect if, prior to the effective date of such termination, Tenant completes such repair or addresses such issues or resumes business operations from the Premises.

ARTICLE 20

SUBORDINATION

20.1 Subordination. Landlord has heretofore and may hereafter from time to time execute and deliver a mortgage or trust deed in the nature of a mortgage (both being hereinafter referred to as a “Mortgage”) against the Property or any interest therein. Provided that Tenant is provided with a commercially reasonable subordination, non-disturbance and attornment agreement (“SNDA”) duly executed by the holder of such Mortgage providing that as long as Tenant is not in Default under this Lease beyond any applicable notice and cure period, Tenant’s right to possession and enjoyment of the Premises shall be and remain undisturbed and unaffected, this Lease shall be subject and subordinate to any Mortgage presently existing or hereafter arising upon the Property, or upon the Building or the Property and to any renewals, modifications, refinancings and extensions thereof. The receipt of an executed SNDA by Tenant is an express condition to subordinating this Lease to any future Mortgage. Landlord shall deliver such SNDA to Tenant within thirty (30) days following Tenant’s request therefor, and Landlord shall bear the cost of obtaining same.

20.2 Subordination, Non-Disturbance and Attornment Agreement. Landlord hereby represents and warrants to Tenant that, as of the Effective Date, no Mortgage exists.

20.3 Intentionally Omitted.

20.4 Modification Required by Mortgagee. Should any prospective mortgagee require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially change the rights and obligations of Tenant hereunder, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within ten (10) days following the request therefor.

20.5 Short Form Lease. Should any prospective mortgagee require execution of a short form of lease for recording (containing the names of the parties, a description of the Property and the Term of this Lease) or a certification from Tenant concerning this Lease in such form as may be required by a prospective mortgagee, Tenant agrees to promptly execute such short form of lease or certificate and deliver the same to Landlord within ten (10) days following the request therefor.

20.6 Mortgagee Protection. Tenant agrees to give any holder of any Mortgage against the Property, or any interest therein, by registered or certified mail, a copy of any notice or claim of Default served upon Landlord by Tenant, provided that prior to such notice Tenant has been notified in writing (by way of service on Tenant of a copy of an assignment of Landlord’s interests in leases, or otherwise) of the address of such Mortgage holder. Tenant further agrees that if Landlord shall have failed to cure such Default within twenty (20) days after such notice to Landlord (or if such Default cannot be cured or corrected within that time, then such additional time as may be necessary if Landlord has commenced within such twenty (20) days and is diligently pursuing the remedies or steps necessary to cure or correct such Default), then the holder of the Mortgage shall have an additional thirty (30) days within which to cure or correct such Default (or if such Default cannot be cured or corrected within that time, then such additional time as may be necessary if such holder of the Mortgage has commenced within such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such Default, including the time necessary to obtain possession if possession is necessary to cure or correct such Default).

ARTICLE 21

ESTOPPEL CERTIFICATE

Tenant shall, from time to time, but not more than two (2) times in any twelve (12) month period (except in connection with a bona fide sale or financing transaction), within fifteen (15) business days after the request by Landlord or the holder of any Mortgage or any ground lessor, deliver to Landlord, or to the holder of any Mortgage or any ground lessor, a statement in writing signed by Tenant certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease as modified is in full force and effect and identifying the modifications); (b) the date upon which Tenant began paying Rent and the dates to which the Rent and other charges have been paid; (c) that Landlord is not in Default under any provision of this Lease, or, if in Default, the nature thereof in detail; (d) that the Premises have been completed in accordance with the terms hereof and Tenant is in occupancy and paying Rent on a current basis with no rental offsets or claims; (e) that there has been no prepayment of Rent other than that provided for in this Lease; (f) that there are no actions, whether voluntary or otherwise, pending against Tenant under the bankruptcy laws of the United States or any state thereof; and (g) such other matters as may be reasonably related to this Lease and reasonably requested by Landlord, the holder of the Mortgage or any ground lessor. If Tenant fails to deliver any certificate required by this Article 21 within such fifteen (15) business day period and thereafter fails to deliver such certificate within three (3) business days after receipt of a second request from Landlord, then Tenant shall pay Landlord, as additional rent, a $100 per day penalty from the end of such three (3) business day period until the date such certificate is signed and received by Landlord.

ARTICLE 22

SUBROGATION AND INSURANCE

22.1 Waiver of Subrogation. All fire and extended coverage and other property insurance which may be carried by either of Landlord or Tenant shall be endorsed with a clause providing that any release from liability of, or waiver of claim for, recovery from the other party entered into in writing by the insured thereunder prior to any loss or damage shall not affect the validity of said policy or the right of the insured to recover thereunder and providing further that the insurer waives all rights of subrogation which such insurer might have against the other party. Without limiting any release or waiver of liability or recovery set forth elsewhere in this Lease, and notwithstanding anything in this Lease which may appear to be to the contrary, each of the parties hereto waives all claims for recovery from the other party for any loss or damage to any of its property insured under valid and collectible insurance policies to the extent of any recovery collectible under such insurance policies. Notwithstanding the foregoing or anything contained in this Lease to the contrary, any release or any waiver of claims shall not be operative, nor shall the foregoing endorsements be required, in any case where the effect of such release or waiver is to invalidate insurance coverage or invalidate the right of the insured to recover thereunder or to increase the cost thereof (provided that in the case of increased cost the other party shall have the right, within ten (10) days following written notice, to pay such increased cost keeping such release or waiver in full force and effect).

22.2 Tenant’s Insurance. Tenant shall procure and maintain policies of insurance, at Tenant’s sole cost and expense, during the entire Term hereof from reputable insurance companies authorized to do business in the Commonwealth of Pennsylvania and Tenant shall maintain at all times the following coverages. Not more frequently than once every three (3) years during the Term, Landlord may request reasonable increases in the limits set forth below; provided, however, that any such increase shall not exceed the limits then customarily required of tenants of comparable size and creditworthiness under leases for comparable industrial buildings in the applicable market.

(a) Commercial general liability insurance written on a per occurrence basis covering all claims, demands or actions made by, or on behalf of, any person or persons, firm or corporation and arising from, related to or connected with Tenant’s operations, for bodily injury or personal injury to, or death of, any person or for damage to property in an amount of not less than $1,000,000.00 per occurrence / $2,000,000.00 in the aggregate (per location).

(b) Automobile Liability insurance with limits for bodily injury or personal injury to or death of any person, or more than one (1) person, or for damage to property in an amount of not less than $1,000,000.00 combined single limit, including Employer’s Owned, Non-Owned and Hired Car coverage.

(c) Insurance against all worker’s compensation claims in statutory amounts including Employer’s Liability insurance in an amount not less than $1,000,000.00 Bodily Injury By Accident, Each Accident; $1,000,000 Bodily Injury by Disease, Policy Limit; and $1,000,000 Bodily Injury by Disease, Each Employee, with the insurance policies required under this clause (c) to be endorsed to waive the insurance carriers’ right of subrogation.

(d) All leasehold improvements, contents and Tenant’s trade fixtures, machinery, equipment, furniture and furnishings, in the Premises to the extent of at least one hundred percent (100%) of their replacement cost against loss or damage by fire, lightning, wind storm, aircraft, vehicles, smoke, explosion, riot or civil commotion as provided by the standard fire and extended coverage insurance, including, without limitation, vandalism and malicious mischief, special extended coverage and sprinkler leakage endorsements.

(e) Business interruption insurance (which will insure payment of Tenant’s Rent obligations hereunder for at least twelve (12) months).

(f) Umbrella/Excess liability in an amount not less than $2,000,000.00 per occurrence / $2,000,000.00 in the aggregate. Coverage will follow form to underlying Commercial General Liability, Employer’s Liability and Automobile Liability. In addition, such policy must be endorsed to provide that this insurance is primary to, and non-contributory with, any other insurance in which the Additional Insureds are an insured, whether such other insurance is primary, excess, self-insurance, or insurance on any other basis. The policy must cause the umbrella/excess coverage to be vertically exhausted, whereby such coverage is not subject to any “Other Insurance” provision under Tenant’s umbrella/excess liability policy.

All insurance required to be maintained by Tenant shall be with reputable insurers that are licensed and regulated to be insurers in the State in which the Building is located, and which have a policyholder rating of not less than “A” and be assigned a financial size category of at least “Class X” as rated in the most recent edition of “Best’s Key Rating Guide” for insurance companies. Each insurance policy required to be carried by Tenant, except for Workers Compensation and Employers Liability, shall name Landlord and its affiliates, including, without limitation Buncher Realty Services, LLC, and Buncher Capital, LLC, and the mortgagees and managers of the Building (and, if applicable, ground or primary lessors) (collectively, “Additional Insureds”) as additional insureds. Any Additional Insured endorsement will apply to both ongoing and completed operations. If Tenant carries greater limits than those required hereunder on any of Tenant’s policies, Tenant shall name the Additional Insureds as additional insureds with respect to such greater limits. Notwithstanding anything to the contrary herein, Tenant’s insurance shall be primary and non-contributory with respect to any coverages maintained by Landlord.

22.3 Evidence of Insurance. Prior to the earlier of the date that Tenant first occupies the Premises or the Commencement Date, Tenant shall furnish to Landlord Certificates of Insurance evidencing such coverage and, at Landlord’s request, a certified copy of each policy which Tenant is required to maintain hereunder. Policies will be endorsed, and any such certificates shall state that such insurance coverage may not be reduced, cancelled or non-renewed without at least thirty (30) days’ prior written notice to Landlord and Tenant (unless such cancellation is due to nonpayment of premium, and, in that case, only ten (10) days’ prior written notice shall be sufficient).

22.4 Landlord’s Insurance. Subject to reimbursement by Tenant as provided in this Lease, Landlord shall maintain in effect at all times during the Term, the following types of insurance coverage:

(a) “Special Causes of Loss” property insurance covering the Building, excluding all Alterations, improvements, fixtures and other property of Tenant required to be insured by Tenant, in an amount not less than one hundred percent (100%) of the full replacement cost (exclusive of the cost of excavations, foundations and footings) providing protection against perils that are covered under standard insurance industry practices within the classification of “special causes of loss” insurance, including, but not limited to, loss or damage from fire, lightning, windstorm, hail, explosion, riot, civil commotion, aircraft, vehicles, smoke, domestic water damage, collapse, sprinkler damage, vandalism, malicious mischief and such other risks as Landlord may, from time to time, determine, and with any such deductibles as Landlord may, from time to time, determine.

(b) Landlord will maintain commercial general liability insurance for bodily injury, personal injury, and property damage occurring at the Property in an amount of not less than $2,000,000.00. Such liability insurance will protect only Landlord and, at Landlord’s option, Landlord’s lender and other parties as elected by Landlord, and does not protect Tenant or replace or supplement the liability insurance this Lease obligates Tenant to carry.

(c) Any insurance provided for in this Article 22.4 may be maintained by means of a policy or policies of blanket insurance covering additional items or locations. Landlord may maintain, at its option, such other additional insurance coverage as Landlord may deem appropriate.

ARTICLE 23

NONWAIVER

No waiver of any condition expressed in this Lease shall be implied by any neglect of Landlord to enforce any remedy on account of the violation of such condition whether or not such violation be continued or repeated subsequently, and no express waiver shall affect any condition other than the one specified in such waiver and that one only for the time and in the manner specifically stated. Without limiting Landlord’s rights under Article 10, no receipt of moneys by Landlord from Tenant after the termination in any way of the Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given to Tenant prior to the receipt of such moneys. After the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any moneys due, and the payment of said moneys shall not waive or affect said notice, suit or judgment.

ARTICLE 24

SIGNAGE

Tenant may, at its sole cost and expense, install or erect on the exterior wall of the Premises any signage identifying Tenant, provided that it is approved by Landlord, such approval not to be unreasonably withheld, and all applicable governmental authorities prior to installation, and further provided that (a) such sign does not violate any Legal Requirements; (b) such sign does not violate any covenants, conditions or restrictions affecting the Building or any applicable commerce park association rules or by-laws; (c) such sign is compatible with the architecture of the Building, the landscaped area adjacent thereto and the surrounding properties; and (d) the design of the sign has been approved by Landlord. Tenant shall be solely responsible for the construction, installation and maintenance of the signage. In addition to any exterior wall signage permitted herein, Landlord shall provide Tenant with one (1) panel on the existing monument sign serving the Property. Upon the expiration or earlier termination of the Term or Tenant’s vacation of the Premises, Tenant shall, at its sole cost and expense remove the sign and repair any damage or injury to the Building or landscaped areas adjacent thereto caused thereby.

ARTICLE 25

REAL ESTATE BROKERS

Each party represents to the other that it has dealt with and only with the Brokers described in Article 1.13 as brokers in connection with this Lease, and each party agrees to indemnify and hold the other harmless from all damages, liability and expense (including reasonable attorneys’ fees) arising from any claims or demands of any other broker or brokers or finders for any commission alleged to be due such broker or brokers or finders by reason of the indemnifying party’s acts in connection with this Lease. Landlord shall pay any commission due to the Brokers identified in Article 1.13 per separate agreement.

ARTICLE 26

NOTICES

26.1 Notices and Demands. All notices and demands required or desired to be given by either party to the other with respect to this Lease or the Premises shall be in writing and shall be delivered personally, sent by overnight courier service, prepaid, sent by United States registered or certified mail, return receipt requested, postage prepaid, or sent by email to the email address designated by the receiving party, and addressed as herein provided. Notices to or demands upon Tenant shall be addressed to Tenant at “Tenant’s Notice Address” (as described in Article 1.11). Notices to or demands upon Landlord shall be addressed to Landlord at “Landlord’s Notice Address” (as described in Article 1.12). Notices and demands shall be deemed given and served (a) upon receipt or refusal, if delivered personally, (b) one (1) business day after deposit with an overnight courier service, (c) three (3) business days after deposit in the United States mails, if mailed, or (d) upon confirmed receipt by the receiving party, if sent by email; provided, however, that notices of default shall also be sent by overnight courier or certified mail in addition to email. Either party may change its address for receipt of notices by giving notice of such change to the other party in accordance herewith. Notices and demands from Landlord to Tenant may be signed by Landlord, the managing agent for the Property or the agent of any of them.

26.2 Tenant Contact Information. The “Tenant Contact Information Chart” in Article 1.11 herein sets forth the name and contact information of the individual(s) responsible for processing Tenant’s payment of monthly rental and additional rental under this Lease and for addressing other terms and conditions of this Lease. Tenant’s contact information is intended for the sole use and purpose of day-to-day communication between Landlord’s and Tenant’s representatives responsible for these matters. Therefore, Landlord and Tenant acknowledge and agree that Landlord’s use of the Tenant’s contact information in Article 1.11 herein only for daily or routine general correspondence between Landlord’s and Tenant’s representatives shall be exempt from the notice requirements set forth in Article 26.1 hereof. Should any of the information in the Tenant Contact Information in Article 1.11 change, Tenant shall use its good faith efforts to provide to Landlord the most current Tenant contact information, provided however, Tenant’s failure to provide updated contact information to Landlord shall not be considered a breach of covenant or an act of default under this Lease.

26.3 Landlord Contact Information. The “Landlord Contact Information Chart” in Article 1.12 herein sets forth Landlord’s contact information for the sole use and purpose of day-to-day communication between Landlord’s and Tenant’s representatives responsible for addressing the terms and conditions of this Lease. Therefore, Landlord and Tenant acknowledge and agree that Tenant’s use of the contact information in Article 1.12 herein only for daily or routine general correspondence between Landlord’s and Tenant’s representatives shall be exempt from the notice requirements set forth in Article 26.1 hereof. Should any of the information in the Landlord Contact Information Chart change, Landlord shall use its good faith efforts to provide to Tenant the most current Landlord contact information, provided however, Landlord’s failure to provide updated contact information to Tenant shall not be considered a breach of covenant or an act of default under this Lease.

ARTICLE 27

HAZARDOUS MATERIALS PROVISIONS

27.1 Defined Terms.

(a) “Claim” shall mean and include any demand, cause of action, proceeding, or suit for any one or more of the following: (i) actual or punitive damages, losses, injuries to person or property, damages to natural resources, fines, penalties, interest, contribution or settlement, (ii) the costs and expenses of site investigations, feasibility studies, information requests, health or risk assessments, or Response (as hereinafter defined) actions, and (iii) the costs and expenses of enforcing insurance, contribution or indemnification agreements.

(b) “Environmental Laws” shall mean and include all federal, state and local statutes, ordinances, regulations and rules in effect and as amended from time to time relating to environmental quality, health, safety, contamination and cleanup, including, without limitation, the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq., and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act (“FIFRA”), 7 U.S.C. Section 136 et seq.; the Marine Protection, Research, and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Noise Control Act, 42 U.S.C. Section 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right-to-Know Act, and the Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act (“TSCA”), 15 U.S.C. Section 2601 et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq., and the Nuclear Waste Policy Act of 1982, 42 U.S.C. Section 10101 et seq.; and state and local superlien and environmental statutes and ordinances, with implementing regulations, rules and guidelines, as any of the foregoing may be amended from time to time. Environmental Laws shall also include all state, regional, county, municipal, and other local laws, regulations, and ordinances insofar as they are equivalent or similar to the federal laws recited above or purport to regulate Hazardous Materials (as hereinafter defined).

(c) “Hazardous Materials” shall mean and include the following, including mixtures thereof: any hazardous substance, pollutant, contaminant, waste, by-product or constituent regulated under CERCLA; oil and petroleum products (including, without limitation, gasoline, diesel fuel, motor oil, and waste oil) and natural gas, natural gas liquids, liquefied natural gas and synthetic gas usable for fuel; pesticides regulated under FIFRA; asbestos and asbestos-containing materials, PCBs, and other substances regulated under TSCA; mold; source material, special nuclear material, by-product material and any other radioactive materials or radioactive wastes, however produced, regulated under the Atomic Energy Act or the Nuclear Waste Policy Act; chemicals subject to the OSHA Hazard Communication Standard, 29 C.F.R. § 1910.1200 et seq.; and industrial process and pollution control wastes whether or not hazardous within the meaning of RCRA, and any other hazardous substance, pollutant or contaminant regulated under any other Environmental Law.

(d) “Manage” or “Management” means to generate, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of or abandon Hazardous Materials.

(e) “Release” or “Released” shall mean any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Materials into the environment, as “environment” is defined in CERCLA.

(f) “Response” or “Respond” shall mean action taken to correct, remove, remediate, clean up, prevent, mitigate, monitor, evaluate, investigate, assess or abate the Release of a Hazardous Material.

27.2 Tenant’s Obligations with Respect to Environmental Matters. During the Term of this Lease, (i) Tenant shall comply at its sole cost and expense with all Environmental Laws; (ii) Tenant shall not Manage, or authorize the Management of, any Hazardous Materials on the Property in violation of Environmental Laws, including installation of any underground storage tanks, without prior written disclosure to and prior written approval by Landlord; (iii) Tenant shall not take any action that would subject the Property to the permit requirements under RCRA for storage, treatment or disposal of Hazardous Materials in violation of Environmental Laws; (iv) Tenant shall not dispose of Hazardous Materials in violation of Environmental Laws in dumpsters on the Property; (v) Tenant shall not discharge Hazardous Materials in violation of Environmental Laws into drains or sewers serving the Property; (vi) Tenant shall not cause or allow the Release of any Hazardous Materials in violation of Environmental Laws on, to or from the Property or surrounding land and (vii) Tenant shall arrange at its sole cost and expense for the lawful transportation and off-site disposal at permitted landfills or other permitted disposal facilities and otherwise in accordance with all applicable Environmental Laws, of all Hazardous Materials that it generates.

27.3 Copies of Notices. During the Term of this Lease, Tenant shall provide Landlord promptly with copies of all summons, citations, directives, information inquiries or requests, notices of potential responsibility, notices of violation or deficiency, orders or decrees, Claims, complaints, investigations, judgments, letters, notices of environmental liens or Response actions in progress, and other communications, written or oral, actual or threatened, from the United States Environmental Protection Agency, Occupational Safety and Health Administration, or other federal, state, or local agency or authority, or any other entity or individual, concerning (i) any actual or alleged Release of a Hazardous Material on, to or from the Property; (ii) the imposition of any lien on the Property; (iii) any actual or alleged violation of, or responsibility under, any Environmental Laws; or (iv) any actual or alleged liability under any theory of common law tort or toxic tort, including without limitation, negligence, trespass, nuisance, strict liability, or ultrahazardous activity.

27.4 Landlord’s Right to Inspect. Landlord and Landlord’s employees and representatives shall have the right to enter the Premises, upon reasonable prior notice, and conduct appropriate inspections or tests for the purpose of determining Tenant’s compliance with Environmental Laws, and determining the type, kind and quantity of all products, materials and substances brought onto the Premises, or made or produced thereon. Landlord and its agents and representatives shall have the right to take samples in quantities sufficient for analysis of all products, materials and substances present on the Premises including, but not limited to, samples, products, materials or substances brought onto or made or produced on the Premises by Tenant or its agents, employees, contractors or invitees. Tenant agrees to cooperate with such investigations by providing any relevant information requested by Landlord. Tenant may not perform any sampling, testing, or drilling to locate Hazardous Materials in the Building components on the Premises without Landlord’s prior written consent.

27.5 Tests and Reports. Within ten (10) days of Tenant’s receipt of a written request by Landlord, Tenant shall provide Landlord with (i) copies of all environmental reports and tests obtained by Tenant; (ii) copies of transportation and disposal contracts (and related manifests, schedules, reports, and other information) entered into or obtained by Tenant with respect to any Hazardous Materials; (iii) copies of any permits issued to Tenant under Environmental Laws with respect to the Premises; (iv) copies of any and all reports, notifications, and other filings made by Tenant to any federal, state, or local environmental authorities or agencies; and (v) any other applicable documents and information with respect to environmental matters relating to the Premises. Tenant shall provide Landlord with the results of appropriate reports and tests, with transportation and disposal contracts for Hazardous Materials, with any permits issued under Environmental Laws, and with any other documents necessary to demonstrate that Tenant complies with all Environmental Laws relating to the Premises.

27.6 Tenant’s Obligation to Respond. If Tenant’s Management of Hazardous Materials at the Premises (i) gives rise to liability or to a Claim under any Environmental Law, or any common law theory of tort or otherwise; (ii) causes a threat to, or endangers, the public health; or (iii) creates a nuisance or trespass, Tenant shall, at its sole cost and expense, promptly take all applicable action in response so as to comply with all applicable Environmental Laws and eliminate or avoid any liability claim with respect thereto.

27.7 Landlord’s Right to Act. In the event that Tenant shall fail to comply with any of its obligations under this Article 27 as and when required hereunder, Landlord shall have the right (but not the obligation) to take such action as is required to be taken by Tenant hereunder and in such event, Tenant shall be liable and responsible to Landlord for all costs, expenses, liabilities, claims and other obligations paid, suffered, or incurred by Landlord in connection with such matters. Tenant shall reimburse Landlord immediately upon demand for all such amounts for which Tenant is liable.

27.8 Tenant’s Indemnification. Notwithstanding anything contained in this Lease to the contrary, Tenant shall reimburse, defend, indemnify and hold Landlord and Landlord’s affiliates, and their respective officers, directors, shareholders, partners, members, employees, and agents, free and harmless from and against any and all Claims, Response costs, losses, liabilities, damages, costs, and expenses, including, without limitation, loss of rental income, loss due to business interruption, and reasonable attorneys’ fees and costs, arising out of or in any way connected with any or all of the following:

(i) any Hazardous Materials which, at any time during the Term, are or were actually or allegedly Managed, generated, stored, treated, released, disposed of or otherwise located on or at the Premises (regardless of the location at which such Hazardous Material are now or may in the future be located or disposed of), including but not limited to, any and all (1) liabilities under any common law theory of tort, nuisance, strict liability, ultrahazardous activity, negligence or otherwise based upon, resulting from or in connection with any Hazardous Material; or (2) obligations to take Response, cleanup or corrective action pursuant to any investigation or remediation in connection with the decontamination, removal, transportation, incineration, or disposal of any of the foregoing; and

(ii) any actual or alleged illness, disability, injury, or death of any person; in any manner arising out of or allegedly arisen out of exposure to Hazardous Materials or other substances or conditions present at the Premises, regardless of when any such illness, disability, injury, or death shall have occurred or been incurred or manifested itself; and

(iii) any actual or alleged failure of Tenant or the Premises at any time and from time to time to comply with all applicable Environmental Laws, whether before or after the effective date of this Lease; and

(iv) any failure by Tenant to comply with its obligations under this Article 27.

In the event any Claims or other assertion of liability shall be made against Landlord for which Landlord is entitled to indemnity hereunder, Landlord shall notify Tenant of such Claim or assertion of liability and thereupon Tenant shall, at its sole cost and expense, assume the defense of such Claim or assertion of liability and continue such defense at all times thereafter until completion. The obligations of Tenant under this Article 27 shall survive any termination or expiration of this Lease.

27.9 Landlord’s Indemnification. Landlord shall reimburse, defend, indemnify and hold Tenant and Tenant’s affiliates, and their respective officers, directors, shareholders, partners, members, employees, and agents, free and harmless from and against any and all Claims, Response costs, losses, liabilities, damages, costs, and expenses, including, without limitation, loss of rental income, loss due to business interruption, and reasonable attorneys’ fees and costs, arising out of or in any way connected with Hazardous Materials existing prior to the Effective Date or introduced to the Property by Landlord and/or Landlord Parties prior to the Effective Date and/or during the Term of this Lease.

ARTICLE 28

TITLE AND COVENANT AGAINST LIENS

Landlord’s title is and always shall be paramount to the title of Tenant, and nothing in this Lease contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen to be placed upon or against the Property or against Tenant’s leasehold interest in the Premises and, in case of any such lien attaching, to immediately pay and remove same. Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Property and any and all liens and encumbrances created by Tenant shall attach only to Tenant’s interest in the Premises. If any such liens so attach and Tenant fails to pay and remove same within ten (10) days, Landlord, at its election, may pay and satisfy the same, and in such event the sums so paid by Landlord shall accrue with interest from the date of payment at the Default Rate for amounts owed Landlord by Tenant. Such sums shall be deemed to be additional rent due and payable by Tenant at once without notice or demand.

Notwithstanding the foregoing or anything to the contrary in this Lease, Landlord hereby will subordinate any and all rights, whether arising under applicable law or otherwise, to impose a lien or security interest for unpaid Rent or other charges against any property, equipment, fixtures, or personal property of Tenant to any then-current lender of Tenant, and Landlord agrees to execute and deliver a commercially reasonable landlord lien subordination or access agreement reasonably requested by Tenant to confirm the foregoing.

ARTICLE 29

EXCULPATORY PROVISIONS

It is expressly understood and agreed by and between the parties hereto, anything herein to the contrary notwithstanding, that each and all of the representations, warranties, covenants, undertakings and agreements herein made on the part of Landlord while in form purporting to be the representations, warranties, covenants, undertakings and agreements of Landlord are nevertheless each and every one of them made and intended, not as personal representations, warranties, covenants, undertakings and agreements by Landlord or for the purpose or with the intention of binding Landlord personally, but are made and intended for the purpose only of subjecting Landlord’s interest in the Building, the Land and the Property, and the proceeds of any insurance maintained by Landlord with respect thereto, to the terms of this Lease and for no other purpose whatsoever, and in case of default hereunder by Landlord (or default through, under or by any of its beneficiaries, or agents or representatives of said beneficiaries), Tenant shall look solely to the interests of Landlord in the Building, the Land, and the proceeds of Landlord’s insurance; that neither Landlord nor any of Landlord’s beneficiaries shall have any personal liability to pay any indebtedness accruing hereunder or to perform any covenant, either express or implied, herein contained, and no liability or duty shall rest upon Landlord to sequester the rents, issues and profits arising therefrom, or the proceeds arising from any sale or other disposition thereof; and that no personal liability or personal responsibility of any sort is assumed by, nor shall at any time be asserted or enforceable against, said Landlord, individually or personally, on account of this Lease or on account of any representation, warranty, covenant, undertaking or agreement of Landlord in this Lease contained, either express or implied, all such personal liability, if any, being expressly waived and released by Tenant and by all persons claiming by, through or under Tenant. In no event shall either party be liable for consequential, reliance, speculative or punitive damages as a result of a breach or default under or otherwise in connection with this Lease; provided, however, that the foregoing limitation on consequential damages shall not apply to Losses arising from fraud, the gross negligence, or willful misconduct of either party, or from Tenant holding over in the Premises as provided in Article 10 hereof.

ARTICLE 30

MISCELLANEOUS

30.1 Successors and Assigns. Each provision of this Lease shall extend to and shall bind and inure to the benefit not only of Landlord and Tenant, but also their respective heirs, legal representatives, successors and assigns, but this provision shall not operate to permit any transfer, assignment, mortgage, encumbrance, lien, charge or subletting contrary to the provisions of this Lease.

30.2 Modifications in Writing. No modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon Landlord unless in writing signed by Landlord. Except as provided in this Lease, in entering into this Lease, Tenant has not relied on any representation, warranty, promise or statement, express or implied, of Landlord, or anyone acting for or on behalf of Landlord.

30.3 No Option; Irrevocable Offer. Submission of this instrument for examination shall not constitute a reservation of or option for the Premises or in any manner bind Landlord, and no lease or obligation of Landlord shall arise until this instrument is signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this Lease to Landlord or the agent of Landlord, if any, shall constitute an irrevocable offer by Tenant to lease the Premises on the terms and conditions herein contained, which offer may not be revoked for thirty (30) days after such delivery. This Lease shall become effective only upon execution thereof by both parties and delivery thereof from Landlord to Tenant.

30.4 Definition of Tenant. The word “Tenant” whenever used herein shall be construed to mean Tenant or any one or more of them in all cases where there is more than one Tenant; and the necessary grammatical changes required to make the provisions hereof apply either to corporations or other organizations, partnerships or other entities, or individuals, shall in all cases be assumed as though in each case fully expressed herein. In all cases where there is more than one Tenant, the liability of each shall be joint and several.

30.5 Definition of Landlord. The term “Landlord” as used in this Lease means only the owner or owners at the time being of the Property so that in the event of any assignment, conveyance or sale, once or successively, of said Property, or any assignment of this Lease by Landlord, said Landlord making such sale, conveyance or assignment shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder accruing after such sale, conveyance or assignment, and Tenant agrees to look solely to such purchaser, grantee or assignee with respect thereto. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Property, and in such event this Lease shall not be affected by any such assignment, conveyance or sale, and Tenant hereby attorns to the purchaser, grantee or assignee.

30.6 Headings. The headings of Articles and Sections are for convenience only and do not limit, expand or construe the contents of the Articles and Sections.

30.7 Time of Essence. Time is of the essence of this Lease and of all provisions hereof.

30.8 Severability. The invalidity of any provision of this Lease shall not impair or affect in any manner the validity, enforceability or effect of the rest of this Lease.

30.9 Entire Agreement. All understandings and agreements, oral or written, heretofore made between the parties hereto are merged in this Lease, which alone fully and completely expresses the agreement between Landlord and Tenant.

30.10 Force Majeure. If either party fails to timely perform any of the terms, covenants and conditions of this Lease on such party’s part to be performed (other than monetary obligations) and such failure is due in whole or in part to any strikes, lockouts or labor disputes, acts of God (including without limitation floods, earthquakes and hurricanes), pandemics, epidemics, contagions, inability to obtain labor or materials or reasonable substitutes therefor that could not reasonably have been anticipated, governmental restrictions, regulations, or controls, delay in issuance of permits beyond time periods typical for the area, utility company delays beyond typical time periods for such utility company, enemy or hostile governmental action, acts of terrorism, civil commotion, war, fuel shortages, accidents, fire or other casualty, or any other cause beyond the reasonable control of such party (collectively, “Force Majeure”), then such party shall not be deemed in Default under this Lease as a result of such failure and any time for performance by such party provided for herein shall be extended by the period of delay resulting from such cause. In no event shall an event of Force Majeure be construed to excuse or extend the due date for any installment or payment of Rent or any other monetary amount due hereunder by either party.

30.11 Waiver of Trial by Jury. IT IS MUTUALLY AGREED BY AND BETWEEN LANDLORD AND TENANT THAT THE RESPECTIVE PARTIES HERETO SHALL, AND THEY HEREBY DO, WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OF OR OCCUPANCY OF THE PREMISES OR ANY CLAIM OF INJURY OR DAMAGE AND ANY EMERGENCY STATUTORY OR ANY OTHER STATUTORY REMEDY. IF LANDLORD COMMENCES ANY SUMMARY PROCEEDING FOR NONPAYMENT OF RENT, TENANT WILL NOT INTERPOSE ANY NON-COMPULSORY COUNTERCLAIM OF WHATEVER NATURE OR DESCRIPTION IN ANY SUCH PROCEEDING.

30.12 Authority. Tenant and Landlord each hereby represent and warrant that it has full authority to enter into, deliver, and perform its obligations hereunder; that the individual executing this Lease on behalf of such party has full authority to legally bind such party; that nothing herein conflicts with either of the party’s governing documents or any of its commitments or obligations; and that no consent or approval of any third party is required to perform its obligations hereunder.

30.13 Financial Statements. Within thirty (30) days after the written request of Landlord, Tenant shall furnish Landlord with Tenant’s and Guarantor’s, if any, audited annual financial statements, if available, or otherwise Tenant’s most recent annual financial statements, provided however, that (a) Tenant shall not be required to furnish such financial statements if and to the extent the required information is publicly available, (b) Tenant shall not be required to furnish such financial statements more than twice in any calendar year, and (c) any financial statements delivered by Tenant to Landlord pursuant to this Section shall be treated as confidential information and shall not be disclosed by Landlord to any third party except to Landlord’s lenders, investors, accountants, attorneys, and other professional advisors, each of whom shall be bound by obligations of confidentiality, or as required by applicable law or court order.

30.14 Survival. All obligations, monetary or otherwise, accruing prior to expiration of the Term shall survive the expiration or earlier termination of this Lease.

30.15 Relationship of Parties. This Lease does not create the relationship of principal and agent, or of partnership, joint venture or of any association or relationship between Landlord and Tenant, the sole relationship between Landlord and Tenant being that of landlord and tenant.

30.16 No Merger. There shall be no merger of this Lease or the leasehold estate created by this Lease with any other estate or interest in the Premises by reason of the fact that the same person, firm, corporation or other entity may acquire, hold or own directly or indirectly, (a) this Lease or the leasehold interest created by this Lease or any interest therein, and (b) any such other estate or interest in the Premises or any portion thereof. No such merger shall occur unless and until all persons, firms, corporations or other entities having an interest (including a security interest) in (i) this Lease or the leasehold estate created hereby, and (ii) any such other estate or interest in the Premises or any portion thereof, shall join in a written instrument expressly effecting such merger and shall duly record the same.

30.17 Interpretation. Any ambiguity in the provisions of this Lease shall be interpreted without regard to which party prepared this Lease.

30.18 Quiet Enjoyment. If Tenant pays the rental and other charges herein provided and performs all of the covenants and agreements herein stipulated to be performed on Tenant’s part, Tenant shall, at all times during the term of this Lease, have the peaceable and quiet enjoyment and possession of the Premises without any manner of hindrance from Landlord or any persons lawfully claiming through Landlord, except as to any portion of the Premises as may be taken under the power of eminent domain.

30.19 OFAC Representation. Neither Tenant nor any member, partner, shareholder or other owner of a direct interest in, or principal of, Tenant: (a) is listed on any Government Lists (as herein defined), (b) has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (September 23, 2001) or any other similar prohibitions contained in the rules and regulations of by the Office of Foreign Assets Control (“OFAC”), or in any enabling legislation or other Presidential Executive Orders in respect thereof, (c) has been previously indicted for or convicted of any Patriot Act Offense (as herein defined), or (d) is currently under investigation by any governmental authority for alleged criminal activity. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (1) the criminal laws against terrorism; (2) the criminal laws against money laundering, (3) the Bank Secrecy Act, as amended, (4) the Money Laundering Control Act of 1986, as amended, or the (5) Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (x) the Specially Designated Nationals and Blocked Persons Lists maintained by OFAC, (y) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Landlord notified Tenant in writing is now included in “Governmental Lists”, or (z) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States of America. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing certification.

30.20 Tax Incentive Cooperation. In the event that the Premises is subject to, or if Landlord is applying for the Premises to be subject to, a real estate tax incentive program offered by the applicable governmental authorities, then upon Landlord’s request, Tenant shall timely prepare and submit affidavits, reports, information and any other documentation that the applicable governmental authority requires or desires in order to implement and/or preserve the incentives and benefits to be provided under the tax incentive program. In addition, Tenant shall at all times comply with the incentive requirements to the extent applicable to a tenant’s business operations in the Premises. Each party shall, if so requested by the other, reasonably cooperate to preserve the confidentiality of any privileged or confidential information contemplated under this paragraph.

30.21 Counterparts; Electronic Signatures. This Lease may be executed and delivered in one or more counterparts, each of which when fully executed and delivered shall constitute an original, fully enforceable agreement. In addition, a signed counterpart of this Lease transmitted electronically by e-mail transmission in portable document format (.pdf), or other electronic transmission of signatures intended to preserve the original graphic appearance of a document (including, without limitation, DocuSign and AdobeSign), shall have the same force and effect as an original counterpart thereof signed and delivered by, or on behalf of, such party. In furtherance of the foregoing, the use of electronic signatures and electronic records (including, without limitation, any record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable Law.

30.22 No Relocation. Landlord shall have no right to relocate Tenant from the Premises during the Term or any extension thereof.

30.23 Confidentiality. The parties agree that the terms set forth in this Lease are strictly confidential and shall not be disclosed except to such party’s employees, attorneys, accountants, and consultants (except in connection herewith or drafting or negotiating this Lease, and except as may be required by applicable law or court order). Landlord shall not make any public statement whatsoever, including, without limitation, by way of press release or media disclosure, regarding the existence or contents of this Lease, or the fact of any negotiation with respect to any of the foregoing without Tenant’s prior written consent, which may be withheld in Tenant’s sole and absolute discretion. Any third party entering the Premises at Landlord’s request or with Landlord’s permission (including, without limitation, prospective purchasers, lenders, tenants, appraisers, or brokers) shall, at Tenant’s request, execute Tenant’s standard form of confidentiality agreement prior to being granted access to the Premises.

ARTICLE 31

SPECIAL PROVISIONS

31.01 Tenant Improvement Allowance.

(a) The Tenant Improvement Allowance may be applied against the costs incurred by Tenant for labor engaged in the construction of Tenant’s Work and materials delivered to the Premises in connection with Tenant’s Work, as well as soft costs (including, without limitation, architectural, consulting, engineering, and permitting fees) and low voltage wiring and cabling. Such costs shall not include the cost of furniture or other personal property or moving expenses. Tenant shall, within thirty (30) days of the receiving the same, deliver to Landlord an itemized bill from Tenant’s contractors and suppliers for services performed and materials supplied for the portion of Tenant’s Work for which Tenant is seeking the Tenant Improvement Allowance.

(b) Provided that Tenant is not in Default beyond any applicable notice and cure period, and subject to Tenant’s fulfillment of the conditions set forth in this Section 31.01, the Tenant Improvement Allowance shall be paid to Tenant as follows:

(i) Fifty percent (50%) of the Tenant Improvement Allowance shall be paid to Tenant in one lump sum payment within thirty (30) days after the date that all of the following items have been satisfied: (A) Landlord has approved the Working Drawings; (B) Tenant has delivered to Landlord a copy of Tenant’s executed construction contract for Tenant’s Work and copies of all building permits required for the commencement of Tenant’s Work; and (C) Tenant has commenced Tenant’s Work.

(ii) The remaining fifty percent (50%) of the Tenant Improvement Allowance shall be paid to Tenant in one lump sum payment within thirty (30) days after the date that all of the following items have been satisfied:

(a)	Landlord has received final, paid in full invoices for Tenant’s Work;

(b)	Landlord has received unconditional, final lien waivers and releases from all parties furnishing materials and/or services in connection with Tenant’s Work and who qualify to record mechanic’s liens against the Premises;

(c)	Landlord has received an architect’s certificate, such architect to be approved by Landlord, stating that Tenant’s Work has been performed and fully completed in a good and workmanlike manner and in accordance with the approved Working Drawings;

(d)	Landlord has received payment in full of the Base Rent and Additional Rent for the first (1st) month of the Lease Term;

(e)	Tenant has commenced operating in the Premises; and

(f)	Tenant has delivered to Landlord an itemized bill from Tenant’s contractors and suppliers for services performed and materials supplied for the portion of Tenant’s Work for which Tenant is seeking the Tenant Improvement Allowance.

(c) The Tenant Improvement Allowance shall be the maximum contribution from the Landlord to the Tenant for Tenant’s Work. If the amount of the Tenant Improvement Allowance is less than the total cost of the Tenant’s Work, then Tenant acknowledges and agrees that Tenant shall be solely responsible for the payment of any deficiency and for the completion of Tenant’s Work. Tenant acknowledges and agrees that Landlord shall not be liable for any deficiency amounts. Landlord shall be released from any obligations under this Lease with respect to the Tenant Improvement Allowance upon payment of the Tenant Improvement Allowance to Tenant.

31.02 Right of First Refusal. Provided that Tenant is not in Default of this Lease beyond any applicable notice and cure period, Tenant shall have an ongoing right of first refusal (“ROFR”) to lease the contiguous space in the Building (“ROFR Space”). If during the Term, Landlord receives a bona fide offer (“Offer”) from any third party to lease all or any portion of the ROFR Space, which Offer Landlord is prepared to accept, Landlord shall notify Tenant (“ROFR Notice”) of Landlord’s intention to accept such Offer. Tenant shall have the right, exercisable by Tenant within ten (10) business days of Tenant’s receipt of a ROFR Notice, time being of the essence, within which to decline or accept its right to lease the subject area, in writing, and within thirty (30) business days thereafter Landlord and Tenant shall enter into a supplemental agreement to this Lease pursuant to which Tenant shall lease such space on the terms and conditions specified in the Offer (including but not limited to the rental rate), except that the term of Tenant’s rental of the ROFR Space shall be coterminous with the Term and the Lease shall otherwise be in form and substance substantially similar to this Lease or the ROFR Space shall be added to this Lease via amendment. Should Tenant decline an Offer or fail to accept an Offer in writing within ten (10) business days after receipt of a ROFR Notice, time being of the essence, Landlord shall be free thereafter to lease the ROFR Space to the offering third party on the same material terms as set forth in the ROFR Notice; provided, however, that if Landlord fails to consummate such lease within twelve (12) months following the date Landlord delivered the ROFR Notice to Tenant, then Landlord shall again deliver a new ROFR Notice to Tenant, and Tenant’s Right of First Refusal shall revive and continue in full force and effect.

Tenant shall continue to have a ROFR on the ROFR Space throughout the Term, upon the terms and conditions set forth above. However, Tenant’s ROFR shall terminate if (a) the Lease or Tenant’s right to possession of the Premises is terminated, or (b) fewer than two (2) full years remain in the Term, unless Tenant exercises an available Option to Renew. For the avoidance of doubt, the ROFR and all rights under this Section 31.02 shall inure to the benefit of any Permitted Transferee.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, Landlord and Tenant, intending to be legally bound hereby, have caused this Lease to be duly executed as of the date and year first set forth above.

LANDLORD:

ATTEST		THE BUNCHER COMPANY

By:	/s/ Christine M. Dolfi	By:	/s/ Gregory H.M. Broujos
	Christine M. Dolfi		Gregory H.M. Broujos
	Vice President and General Counsel		Executive Vice President of Leasing
		Date:	10/2/2026

TENANT:

ATTEST/WITNESS	AGILITY ROBOTICS, INC.:

By:	By:	/s/ Jennifer Hunter
Name:		Jennifer Hunter
Title:		Chief Operating Officer
	Date:	10/2/2026

EXHIBIT A

PROPERTY SITE PLAN, THE PREMISES AND SITE PARCEL

LANDLORD:	/s/ GHB

TENANT:	/s/ JH

EXHIBIT B

LANDLORD’S WORK AND SPECIFICATIONS

Landlord shall repair the warehouse floor, paint as needed in the office area, and provide one (1) precast concrete ramp to convert an existing dock-high door into a drive-in door, in a location reasonably acceptable to Tenant prior to the Lease Commencement Date.

Landlord shall provide additional improvements as follows:

●	If requested by Tenant, renovations of existing restrooms. This cost would come from the Tenant Improvement Allowance.

●	If requested by Tenant, upgraded ADA accessibility. There is an accessible lift on the property which satisfies the ADA entry. In the event that the Tenant wants an ADA ramp access, that expense would come from the Tenant Improvement Allowance.

●	Building exterior painting. Landlord will agree to pay for the cost of this painting project and will involve the Tenant in color selection. Landlord has sole discretion over the ultimate color selection.

●	Enhanced safety protections inside the warehouse (i.e. railing around loading dock, etc.). Landlord agrees to this cost.

LANDLORD:	/s/ GHB

TENANT:	/s/ JH

EXHIBIT C

TENANT’S WORK

Item[1]	Permitted to Remain Upon Lease Expiration	Required to Be Removed Upon Lease Expiration

External Signage with Illumination		X

Internal Si1ma_ge		X

Chain Link Fencing and Posts		X

Carnet on Walls in Office Area		X

Reception Area Casework & Tops	X

Reception Area Flooring	X

Restroom Renovations	X
.
Truck Ramp	X

Security Cameras, Sensors, Keypads, and Wires		X

LANDLORD:	/s/ GHB

TENANT:	/s/ JH

Scalo Development & Construction Services Attached

EXHIBIT D

INTENTIONALLY OMITTED

LANDLORD:	/s/ GHB

TENANT:	/s/ JH

LANDLORD:	/s/ GHB

TENANT:	/s/ JH

EXHIBIT E

MOVE-OUT STANDARDS

Notwithstanding the following, Tenant’s obligations under this Exhibit E are subject to, and limited by, the Specific Removal provisions of Articles 9.3 and 14 of this Lease and shall not require removal of any Alteration funded in whole or in part by the Tenant Improvement Allowance unless designated as a Specific Removal.

At the expiration or earlier termination of the Lease and in addition to any other provisions of the Lease regarding surrender of the Premises, Tenant shall surrender the Premises in the same condition as they were upon delivery of possession thereto under the Lease, reasonable wear and tear excepted, and shall deliver all keys to Landlord. Before surrendering the Premises, Tenant shall remove all of its personal property and trade fixtures and such alterations or additions to the Premises made by Tenant as may be specified by Landlord for removal. If Tenant fails to remove its personal property, fixtures or alterations or additions upon the expiration or earlier termination of the Lease, the same shall be deemed abandoned and shall become the property of Landlord. Notwithstanding the foregoing, Tenant shall be liable to Landlord for all costs and damages incurred by Landlord in removing, storing or selling such property, fixtures, alterations or additions and in restoring the Premises to the condition required pursuant to the Lease.

Notwithstanding anything to the contrary in the Lease, Tenant shall surrender the Premises, at the time of the expiration or earlier termination of the Lease, in a condition that shall include, but is not limited to, the following:

All interior and exterior lighting is to be placed into good working order. This includes, but is not limited to, office lighting, building lighting, parking lot lighting, and emergency life safety lighting systems. This includes, but is not limited to, replacement of bulbs, ballasts, battery packs, switches, and lenses as needed. All light covers must be properly installed.

All truck doors and dock levelers should be serviced and placed in good operating order (including, but not limited to overhead door springs, rollers, tracks and motorized door operator). This would include the necessary (a) replacement of any dented truck door panels, broken panels and cracked lumber, and (b) adjustment of door tension to insure proper operation. All door panels that are replaced shall be painted to match the building standard. All dock door steel folding safety/security gates will need to be operational. Tenant to provide Landlord with evidence this item was reviewed and repairs were made, as applicable.

HVAC system shall be in good working order, including the necessary replacement of any parts to return the unit to a well-maintained condition. This includes, but is not limited to, filters, thermostats, warehouse heaters and exhaust fans. Tenant must supply Landlord with maintenance records.

All walls must be clean and free of holes. All markings will need to be cleaned and removed.

All CMU penetrations will need repaired in compliance with LL’s standards and specifications, as follows:

Clean concrete hole to receive MG-KRETE patching material

●	Follow manufacturer’s instructions for mixing MG-KRETE: two-part A and B powder to one part liquid. Apply patching material.

●	Smooth patching materials with a steel trowel.

The carpets and vinyl tiles shall be in a clean condition and shall not have any holes or chips in them. All floors (warehouse and office) shall be free of excessive dust, dirt, grease, oil and stains. All tape and stenciling will need to be removed.

Facilities shall be returned in a clean condition, including, but not limited to, the cleaning of the kitchen/cafeteria, restroom areas, windows, and other portions of the Premises.

There shall be no protrusion of anchors from the warehouse floor and all holes shall be appropriately patched. All safety bollards shall be removed. If machinery/equipment is removed, the electrical lines shall be properly terminated at the nearest junction box.

All exterior windows with cracks or breakage shall be replaced. All windows shall be clean.

Tenant shall provide keys for all locks on the Premises, including front doors, rear doors, and interior doors.

All mechanical and electrical systems shall be left in good working order and a safe condition. Bare wires and dangerous installations shall be corrected to Landlord’s reasonable satisfaction.

All plumbing fixtures, equipment and drains shall be in good working order. Hot water heater must work. All dock door steel folding safety/security gates will need to be operational. Tenant to provide Landlord with a letter from a certified plumbing contractor stating the hot water tank system has been inspected and is operational in compliance with all required plumbing codes.

All dock bumpers shall be left in place and well-secured in good condition with Tenant making any repairs as needed. Replace all damaged and/or missing dock door weather seals.

No ceiling tiles may be missing or damaged.

All trash shall be removed from both inside and outside of the Building.

All Tenant signs throughout the Premises and Building (including, without limitation, on any doors) shall be removed.

All window coverings and blinds shall be clean, free of visible dust, unbent, free of damage, and in good working condition.

ADD (from existing move-out letter template):

●	Remove all signage, vendor trash dumpsters, compactor systems, debris, and exterior furnishings from the LP. Removal and disposal shall comply with all required permits and codes.

●	Repair all cracked and damaged concrete ADA entrance ramp sections. Prep, prime, and repaint all handrail systems. All concrete work will need to be in compliance with LL’s standards and specifications.

●	Remove the security system and card access equipment to include all cameras, audio intercom systems, door card readers, door sensors, network cabling, control panels, and related hardware. All security network cabling and conduit will need to be removed. All man doors will need to be in proper working order to include standard code compliant door hardware and door closers. All door lockset systems shall be operational with a standard key system. All building man door and/or door frame penetrations will need repaired and/or replaced in compliance with LL’s standards and specifications. All sheetrock/drywall penetrations and/or holes shall be repaired with a drywall filler material and sanded to a smooth level finish.

●	Remove the server room supplemental HVAC to include all plumbing/gas lines, electrical disconnects, electrical panels, condensing units, duct work, thermostats, and related equipment. All plumbing, electrical, and HVAC works shall be completed by certified plumbing, electrical, and/or HVAC contracts in compliance with all required pennits and codes.

●	Remove all Tenant servers, computers, cabinets, racking, network cable troughs, computer network cabling, Wi-Fi systems, conduit, and equipment. All computer network cabling shall be removed from the ceiling, floor, and walls. All electrical work shall be completed by a certified electrical contractor in compliance with all required electrical permits and codes.

●	All computer cabinet racking and equipment anchor bolts within the floor shall be removed in compliance with LL’s standard and specifications.

●	All office areas must be free of all trash, furniture systems, and office equipment to include all copiers, telephone systems, computer network servers, audio visual systems, Wi-Fi systems, and computer network cabling.

●	All kitchen plumbing fixtures, drain lines, faucets, and shut valves must be operational and in compliance with all required plumbing codes.

●	Remove the supplemental fire panel system to include all audible and visual devise, pull stations, conduit, and wiring. All supplemental in line rack sprinkler lines and heads will need removed and all sprinkler lines and heads returned to building standard height and spacing in compliance with LL’s standards and specifications.

●	All handled fire extinguishers shall be removed to include all signage and wall hanging hardware.

●	All restrooms must be free of all trash. All VCT floor surfaces, wall surfaces, vent diffusers, modesty panels, water closets, and janitorial sinks must be wiped clean and free of all markings and/or stains. All plumbing fixtures, faucets, flush systems, shut valves, paper dispensing units, drain lines, water cooler systems, and floor drains must be operation in compliance with all required plumbing codes.

●	All Tenant equipment, debris, pallets, and product inventory must be removed from the warehouse. The Tenant equipment will need to be removed to include all electrical conduit, electrical disconnects, transfer switches, electrical panels, wiring, and related hardware attached to the wall panel system, structural steel, and support columns.

●	All supplemental emergency lighting, task lighting, switches, and duplex electrical outlets will need to be removed, to include all electrical conduit, electrical disconnects, transfer switches, electrical panels, and wiring.

●	All warehouse structural support steel columns must be inspected upon tenant removing all racking systems confirming there is no structural damage to the warehouse structural steel columns.

●	Submit a letter from a certified contractor stating the precast concrete drive-in ramp has been inspected and complies with design specifications to include all threshold steel plating.

LANDLORD:	/s/ GHB

TENANT:	/s/ JH

EXHIBIT F

ANCHOR BOLT INSTALLATION AND REMOVAL

Section l .A.

DEWALT HEX HEAD SCREW-BOLT+ INSTALLATION

1) Required anchor bolt; DeWalt Hex Head Screw-Bolt+

a.https://anchors.dewalt.com/anchors/products/mechanical-anchors/screw-anchors/screw-boltplus/screw-boltplus_hex_head.php

2) Using the proper drill bit size, drill a hole into the base material to the required depth. The tolerances of the selected drill bit should meet the requirements of ANSI standard B212.15.

3) Remove dust and debris from hole during drilling (using dust extractor or hollow bit) or following drilling (using suction or forced air) to extract loose particles created during drilling.

4) Select a torque wrench or powered impact wrench that will not exceed the maximum torque for the selected anchor diameter or embedment. Attach the appropriately sized hex socket or driver to the torque wrench or impact wrench. Mount the screw anchor head into the socket.

5) Drive the anchor into the hole until the head of the anchor comes into contact with the fixture. The anchor must be snug after installation. Do not spin the hex socket off the anchor to disengage.

Section 1.B.

DEWALT HEX HEAD SCREW-BOLT+ REMOVAL

1) Reverse drive the DeWalt Hex Head Screw-Bolt+ from the floor leaving the anchor bolt hole.

2) Clean any debris from the hole to receive MG-KRE1E patching material.

3) Follow manufacturer’s instructions for mixing MG-KRE1E: two-part A & B powder to one part liquid. Apply patching material.

4) Smooth patching material with a steel trowel to the grade of the existing concrete floor.

Section 1.C.

ALTERNATE BOLT REMOVAL

1) Core drill a two-inch diameter hole in existing concrete floor around each alternate anchor bolt or other embedded fastener.

2) Drill hole to a minimum of two inches (2”) below the surface of the floor.

3) Remove plug of concrete and anchor bolt or fastener and all debris from hole.

4) Clean concrete hole to receive MG-KRE1E patching material.

5) Follow manufacturer’s instructions for mixing MG-KRE1E: two-part A & B powder to one part liquid. Apply patching material.

6) Smooth patching material with a steel trowel to the grade of the existing concrete floor.

LANDLORD:	/s/ GHB

TENANT:	/s/ JH

EXHIBIT G

[FORM OF LETTER OF CREDIT]

JPMORGAN CHASE BANK N.A.

Trade & Working Capital Operations

10420 Highland Manor Drive, Floor 03

Tampa, Florida 33610-9128

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER

DATE:

To: Beneficiary Name and Address

DEAR SIR/MADAM:

WE HEREBY ISSUE OUR IRREVOCABLE STANDBY LETTER OF CREDIT IN YOUR FAVOR.

BENEFICIARY: The Buncher Company, One Waterfront Place, 1251 Waterfront Place, Suite 201, Pittsburgh, PA 15222, Attn: Leasing

ACCOUNT PARTY: Agility Robotics, Inc., 4698 Truax Drive SE, Salem, OR 97317 DATE OF EXPIRY:

PLACE OF EXPIRY: OUR COUNTERS AMOUNT: $1,500,000.00

APPLICABLE RULES: ISP LATEST VERSION

ACCOUNT PARTY We hereby establish our unconditional (except as provided herein) irrevocable letter of credit in your favor for account of the account party up to an aggregate amount not to exceed One Million Five Hundred Thousand and 00/100 US Dollars ($1,500,000.00) available by presentation to us of the following:

Your dated statement, signed by a purportedly authorized officer/official of Beneficiary certifying that: “The Beneficiary is entitled to draw upon this Letter of Credit pursuant to Articles 4 and 19 of the lease (the “Lease”) dated September_, 2026 by and between The Buncher Company, as Landlord, and Agility Robotics, Inc., as Tenant, relating to premises at 55 38th Street, Pittsburgh, Pennsylvania 15201. WE HEREBY DEMAND THE AMOUNT OF USD____ UNDER JPMORGAN CHASE BANK, N.A. LETTER OF CREDIT NUMBER “

You shall have the right to make partial draws against this Letter of Credit, in multiple draws which may be made by you from time to time, without additional charges.

THIS LETTER OF CREDIT IS TRANSFERABLE, BUT ONLY IN ITS ENTIRETY, AND MAY BE SUCCESSIVELY TRANSFERRED. TRANSFER OF THIS LETTER OF CREDIT SHALL BE EFFECTED BY US UPON YOUR SUBMISSION OF THIS ORIGINAL LETTER OF CREDIT, INCLUDING ALL AMENDMENTS, IF ANY, ACCOMPANIED BY OUR TRANSFER REQUEST FORM DULY COMPLETED AND EXECUTED. IF YOU WISH TO TRANSFER THE LETTER OF CREDIT, PLEASE CONTACT US FOR THE FORM WHICH WE SHALL PROVIDE TO YOU UPON YOUR REQUEST. IN ANY EVENT, THIS LETTER OF CREDIT MAY NOT BE TRANSFERRED TO ANY PERSON OR ENTITY LISTED IN OR OTHERWISE SUBJECT TO, ANY SANCTION OR EMBARGO UNDER ANY APPLICABLE RESTRICTIONS. CHARGES AND FEES RELATED TO SUCH TRANSFER WILL BE FOR THE ACCOUNT OF THE ACCOUNT PARTY.

TIIlS LETTER OF CREDIT IS GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND, EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN, TO THE INTERNATIONAL STANDBY PRACTICES, ICC PUBLICATION NO. 590 (THE “ISP98”), AND IN THE EVENT OF ANY CONFLICT ISP98 WILL CONTROL, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. ANY DISPUTES ARISING FROM OR IN CONNECTION WITH TIIlS STANDBY LETTER OF CREDIT SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN.

Except as expressly stated herein, this undertaking is not subject to any agreements, requirements or qualification. Our obligation under this Letter of Credit is our individual obligation and is in no way contingent upon reimbursement with respect thereto, or upon our ability to perfect any lien, security interest or any other reimbursement.

This Letter of Credit shall expire at our office on September 30, 2027 (the “Stated Expiration Date”). It is a condition of this Letter of Credit that the Stated Expiration Date shall be deemed automatically extended without amendment for successive one (1) year periods from such Stated Expiration Date, unless at least sixty (60) days prior to such Stated Expiration Date (or any anniversary thereof) we shall send you notice in writing by nationally recognized overnight courier service that we elect not to consider this Letter of Credit extended for any such additional one (1) year period.

WE ENGAGE WITH YOU THAT DOCUMENTS DRAWN AND PRESENTED UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS LETTER OF CREDIT SHALL BE DULY HONORED IF PRESENTED AT OUR COUNTERS AT 10420 HIGHLAND MANOR DRIVE, FLOOR 03, MAIL CODE: FL3-2300, TAMPA, FL 33610-9128, ATTN: TRADE & WORKING CAPITAL OPERATIONS, ON OR BEFORE THE EXPIRATION DATE. ALL PAYMENTS DUE HEREUNDER SHALL BE MADE BY WIRE TRANSFER TO THE BENEFICIARY’S ACCOUNT PER THEIR INSTRUCTIONS. ALL DOCUMENTS PRESENTED MUST BE IN ENGLISH.

DRAWINGS HEREUNDER MAY BE PRESENTED BY FACSIMILE/TELECOPY (“FAX”) TO FAX NUMBER 856-294-5267UNDER TELEPHONE PRE-ADVICE TO 1-800-634-1969. SUCHFAXPRESENTATION(S)MUST BE RECEIVED ON OR BEFORE THE EXPIRY DATE IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT. ANY SUCH FAX PRESENTATION SHALL BE CONSIDERED THE SOLE OPERATIVE INSTRUMENT OF DRAWING. IN THE EVENT OF PRESENTATION BY FAX, THE ORIGINAL DOCUMENTS SHOULD NOT ALSO BE PRESENTED.

ALL INQUIRIES REGARDING THIS TRANSACTION MAY BE DIRECTED TO OUR CLIENT SERVICE GROUP AT THE FOLLOWING TELEPHONE NUMBER OR EMAIL ADDRESS QUOTING OUR REFERENCE

TELEPHONE NUMBER [***]

EMAIL ADDRESS: [***]

Very truly yours,

Authorized Signatory

LANDLORD:	/s/ GHB

TENANT:	/s/ JH